UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
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H&R BLOCK, INC.

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One H&R Block Way
Kansas City, Missouri 64105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 14, 2011

The annual meeting of shareholders of H&R Block, Inc., a Missouri corporation (the “Company”), will be held at the Copaken Stage of the Kansas City Repertory Theatre in the H&R Block Center located at One H&R Block Way (corner of 13th Street and Walnut), Kansas City, Missouri, on Wednesday, September 14, 2011, at 9:00 a.m. central time. Shareholders attending the meeting are asked to park in the H&R Block Center parking garage located beneath the H&R Block Center (enter the parking garage from Walnut or Main Street). The meeting will be held for the following purposes:

1.	The election of ten directors to serve until the 2012 annual meeting or until their successors are elected and qualified (See page 4);

2.	The approval of an advisory proposal on the Company’s executive compensation (See page 53);

3.	The approval of an advisory vote on the frequency of future advisory votes on the Company’s executive compensation (See page 53);

4.	The approval of an amendment to the 2008 Deferred Stock Unit Plan for Outside Directors to increase the aggregate number of shares of Common Stock issuable under the Plan by 600,000 shares, from 300,000 shares to 900,000 shares (See page 54);

5.	The approval of the material terms of performance goals for performance shares issued pursuant to the 2003 Long-Term Executive Compensation Plan (See page 56);

6.	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent accountants for the fiscal year ending April 30, 2012 (See page 57); and

7.	The transaction of any other business as may properly come before the meeting or any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on July 12, 2011 as the record date for determining shareholders of the Company entitled to notice of and to vote at the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS PROVIDED IN THE ENCLOSED MATERIALS. IF YOU REQUESTED A PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors
ANDREW J. SOMORA
Secretary

Kansas City, Missouri
August 2, 2011

August 2, 2011

Dear Fellow Shareholder,

Please join me at our 2011 Annual Meeting of Shareholders on Wednesday, September 14, in Kansas City, Missouri, where we will be asking you to vote on and to support some important issues for our Company.

We are pleased to have our new senior leadership team in attendance at this Annual Meeting, as well as four exceptional new director nominees up for election along with the rest of the members of our Board.

Bill Cobb became our new CEO in mid-May and enabled a smooth management transition because of the in-depth familiarity that he was able to bring to the position from having served on your Board over the past year. Your Board believes that Bill’s extensive background in marketing and the Internet and financial industries, as well as his significant experience as a senior executive at other public companies, will provide stable and strong leadership for your Company to move forward successfully after a challenging period. We recognize that the past few years have been marked by several executive changes. Therefore, your Board is especially pleased that Bill has committed to lead H&R Block for at least the next five years, and we have accordingly designed his compensation incentives to retain him for an extended period of time.

We thank Alan Bennett, who decided to step down as CEO earlier this year after having led the Company through a very successful 2011 tax season. Alan made considerable contributions to the Company, acting as our CEO on two different occasions over the last four years.

We are delighted to have identified and to be adding four exceptional new Board nominees for election by our shareholders this year – Paul Brown, Marvin Ellison, Vicky Reich and Jim Wright. As you will see in the discussion at pages 6-11 in the proxy statement, each of these individuals brings experience and skills which complement the resources provided by the continuing members of the Board. I hope that you will join me in voting for each of these highly regarded individuals.

Our new directors will fill vacancies occasioned by the departure of four directors. Richard Breeden, our former Chairman, resigned from our Board this past April. Alan Bennett, Len Lauer and Ed Shaw have decided not to stand for re-election at this year’s Annual Meeting. These individuals have provided invaluable counsel while serving on your Board and the Board’s Committees. We are grateful for their many contributions and wish them all well.

As your new Chairman, I’m excited to work with Bill Cobb and our senior leadership team, and to lead the Board of a company that has such a strong and vibrant brand.

As you review these materials, please note the emphasis that your Board is placing on a pay-for-performance culture at H&R Block. Starting at the top, Bill Cobb’s compensation arrangements are heavily weighted to stock versus cash, thus aligning his interests directly with those of all shareholders. More broadly, the stock compensation of our entire senior management team will now include a substantial long-term performance-based component. Beginning with the stock grants made this June, 30% of the grant will be determined by a formula based both on meeting annual performance targets for the next three years and by total shareholder return over the entire three-year period. Going forward, our compensation programs will be driven increasingly by long-term value considerations.

For those attending the Annual Meeting, we look forward to reviewing with you our major Company developments over the past year and sharing with you our plans for the future. If you plan to attend, please see the section entitled “May I Attend The Meeting?” on page 3 of the proxy statement for instructions.

Whether or not you expect to attend the Annual Meeting, it is important that your shares be represented. We urge you to vote your shares via the toll-free telephone number, over the Internet, or by mail, as provided in the enclosed materials.

Thank you again for your support. We are very optimistic about the prospects for our Company and are confident that we have the leadership in place to capture the opportunities that lie ahead.

Robert A. Gerard
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD SEPTEMBER 14, 2011
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
ITEM 1 ELECTION OF DIRECTORS
ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS
CORPORATE GOVERNANCE
AUDIT COMMITTEE REPORT
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
ITEM 2 THE APPROVAL OF AN ADVISORY PROPOSAL ON THE COMPANY’S EXECUTIVE COMPENSATION
ITEM 3 THE APPROVAL OF AN ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION
ITEM 4 THE APPROVAL OF AN AMENDMENT TO THE 2008 DEFERRED STOCK UNIT PLAN FOR OUTSIDE DIRECTORS TO INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER THE PLAN BY 600,000 SHARES, FROM 300,000 SHARES TO 900,000 SHARES
ITEM 5 THE APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS FOR PERFORMANCE SHARES ISSUED PURSUANT TO THE 2003 LONG-TERM EXECUTIVE COMPENSATION PLAN
ITEM 6 RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
INFORMATION REGARDING SECURITY HOLDERS
APPENDIX A

H&R BLOCK, INC.
PROXY STATEMENT
FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors (the “Board of Directors” or “Board”) of H&R Block, Inc., a Missouri corporation (“H&R Block” or the “Company”) solicits the enclosed proxy for use at the annual meeting of shareholders of the Company to be held at 9:00 a.m. central time, on Wednesday, September 14, 2011, at the Copaken Stage of the Kansas City Repertory Theatre in the H&R Block Center located at One H&R Block Way (corner of 13th Street and Walnut), Kansas City, Missouri. This proxy statement contains information about the matters to be voted on at the meeting and the voting process, as well as information about our directors and executive officers.

WHY DID I RECEIVE A NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PRINTED PROXY MATERIALS?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”) in 2007, the Company is making this Proxy Statement and its 2011 Annual Report available to shareholders electronically via the Internet. On or before August 5, 2011, we mailed to our shareholders of record the “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on September 14, 2011” (the “Notice”). All shareholders will be able to access this Proxy Statement and our 2011 Annual Report on the website referred to in the Notice or request to receive printed copies of the proxy materials. Instructions on how to access the proxy materials on the Internet or request a printed copy may be found in the Notice.

HOW CAN I ELECTRONICALLY ACCESS THE PROXY MATERIALS?

The Notice will provide you with instructions on how to view our proxy materials for the annual meeting on the Internet. The website on which you will be able to view our proxy materials will also allow you to choose to receive future proxy materials electronically by email, which will save us the cost of printing and mailing documents to you. If you choose to receive future proxy statements by email, you will receive an email next year with instructions containing a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

HOW CAN I OBTAIN A FULL SET OF PRINTED PROXY MATERIALS?

The Notice will provide you with instructions on how to request to receive printed copies of the proxy materials. You may request printed copies up until one year after the date of the meeting.

WHAT AM I VOTING ON?

You are voting on six items of business at the annual meeting:

■	The election of ten directors to serve until the 2012 annual meeting or until their successors are elected and qualified;

■	The approval of an advisory proposal on the Company’s executive compensation;

■	The approval of an advisory vote on the frequency of future advisory votes on the Company’s executive compensation;

■	The approval of an amendment to the 2008 Deferred Stock Unit Plan for Outside Directors to increase the aggregate number of shares of Common Stock issuable under the Plan by 600,000 shares, from 300,000 shares to 900,000 shares;

■	The approval of the material terms of the performance goals for performance shares issued pursuant to the 2003 Long-Term Executive Compensation Plan; and

■	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent accountants for the fiscal year ending April 30, 2012.

WHO IS ENTITLED TO VOTE?

Shareholders of record as of the close of business on July 12, 2011 are entitled to vote at the annual meeting. Each share of H&R Block Common Stock is entitled to one vote.

WHAT ARE THE VOTING RECOMMENDATIONS OF THE BOARD OF DIRECTORS?

Our Board of Directors recommends that you vote your shares “FOR” the proposed slate of directors named in this proxy standing for election to the Board, “1 YEAR” for the frequency of future advisory votes on the Company’s executive compensation, and “FOR” the other listed proposals, as seen in the following example:

1. Election of Directors:
Nominees		For	Against	Abstain
1a. Paul J. Brown		☑	☐	☐
1b. William C. Cobb		☑	☐	☐
1c. Marvin R. Ellison		☑	☐	☐
1d. Robert A. Gerard		☑	☐	☐
1e. David B. Lewis		☑	☐	☐
1f. Victoria J. Reich		☑	☐	☐
1g. Bruce C. Rohde		☑	☐	☐
1h. Tom D. Seip		☑	☐	☐
1i. Christianna Wood		☑	☐	☐
1j. James F. Wright		☑	☐	☐
		For	Against	Abstain
2. The approval of an advisory proposal on the Company’s executive compensation.		☑	☐	☐
	1 Year	2 Years	3 Years	Abstain
3. The approval of an advisory vote on the frequency of future advisory votes on the Company’s executive compensation.	☑	☐	☐	☐
		For	Against	Abstain
4. The approval of an amendment to the 2008 Deferred Stock Unit Plan for Outside Directors to increase the aggregate number of shares of Common Stock issuable under the Plan by 600,000 shares, from 300,000 shares to 900,000 shares.
		☑	☐	☐
		For	Against	Abstain
5. The approval of the material terms of performance goals for performance shares issued pursuant to the 2003 Long-Term Executive Compensation Plan.		☑	☐	☐
		For	Against	Abstain
6. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent accountants for the fiscal year ending April 30, 2012.		☑	☐	☐

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

If your shares are registered directly in your name with the Company’s transfer agent, Wells Fargo Shareowner Services (known as a “registered shareholder”), you are considered, with respect to those shares, the “shareholder of record”, and the Notice was sent to you directly by the Company. If you are a shareholder of record, you may vote in person at the annual meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and that organization forwarded the Notice to you. As the beneficial owner, you have the right to direct your broker, bank or nominee holding your shares how to vote and are also invited to attend the annual meeting. However, since you are not a shareholder of record, you may not vote these shares in person at the annual meeting unless you bring with you a legal proxy from the shareholder of record.

HOW DO I VOTE?

If you are a registered shareholder, there are four ways to vote:

■	By going to the Internet Website www.proxyvote.com and following the instructions provided (you will need the Control Number from the Notice you received);

■	By calling the toll-free telephone number indicated on your proxy card or voting instruction card (you will need the Control Number from the Notice you received);

■	If you requested printed copies of the proxy materials by mail, you can vote by signing, dating and returning the accompanying proxy card; or

■	In person by written ballot at the annual meeting.

Your shares will be voted as you indicate. If you do not indicate your voting preferences, the appointed proxies (Robert A. Gerard, Bruce C. Rohde, and David Baker Lewis) will vote your shares FOR Items 1, 2, 4, 5, and 6, and for ONE YEAR with respect to Item 3. If your shares are owned in joint names, all joint owners must vote by the same method and if joint owners vote by mail, all of the joint owners must sign the proxy card.

If your shares are held in a brokerage account in your broker’s name (this is called street name), you may also vote as set forth above, and your broker or nominee should vote your shares as you have directed. Again, you must have a legal proxy from the shareholder of record in order to vote the shares in person at the annual meeting.

If your shares are held through the H&R Block Retirement Savings Plan, you may also vote as set forth above, except that Plan participants may not vote their Plan shares in person at the annual meeting. If you provide voting instructions by Internet, telephone or written proxy card, Fidelity Management Trust Company, the Plan’s Trustee, should vote your shares as you have directed. If you do not provide specific voting instructions, the Trustee will vote your shares in the same proportion as shares for which the Trustee has received instructions. Please note that you must submit voting instructions to the Trustee by no later than September 9, 2011 at 11:59 p.m. eastern time in order for your shares to be voted by the Trustee at the Annual Meeting.

MAY I ATTEND THE MEETING?

All shareholders, properly appointed proxy holders, and invited guests of the Company may attend the annual meeting. Shareholders who plan to attend the meeting must present a valid photo identification. If you hold your shares in street name, please also bring proof of your share ownership, such as a broker’s statement showing that you owned shares of the Company on the record date of July 12, 2011, or a legal proxy from your broker or nominee (a legal proxy is required if you hold your shares in street name and you plan to vote in person at the annual meeting). Shareholders of record will be verified against an official list available at the registration area. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date.

WHAT ARE BROKER NON-VOTES AND HOW ARE THEY COUNTED?

Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. Brokers and other nominees may vote without instruction only on “routine” proposals. On “non-routine” proposals, nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” The proposal to ratify Deloitte & Touche LLP as the Company’s independent accountants is the only routine proposal. All other proposals are non-routine. If you hold your shares with a broker or other nominee, they will not be voted on these proposals unless you give voting instructions. Broker non-votes are counted in determining a quorum but are not counted for purposes of determining the number of shares present in person or represented by proxy on a voting matter.

MAY I CHANGE MY VOTE?

You may revoke your proxy and change your vote at any time before the final vote at the annual meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted), or by signing and returning a new proxy card or voting instruction form with a later date, or by attending the annual meeting and voting in person. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the annual meeting or specifically request in writing that your prior proxy be revoked.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

For all matters to be voted upon at the annual meeting, shareholders may vote “for,” “against,” or “abstain” on such matters, except for Item 3 for which shareholders may vote “1 year,” “2 years,” “3 years,” or “abstain.”

For all matters to be voted upon at the annual meeting, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for election or approval. The votes on Item 2 and 3 are non-binding advisory votes only.

Shares represented by a proxy that directs that the shares abstain from voting are deemed to be represented at the meeting as to that matter, and have the same effect as a vote against the proposals. Proxies marked abstain on Item 3 (the frequency proposal) will not be counted as a vote for any option. Broker non-votes have no impact on any proposal.

DO SHAREHOLDERS HAVE CUMULATIVE VOTING RIGHTS WITH RESPECT TO THE ELECTION OF DIRECTORS?

No. Shareholders do not have cumulative voting rights with respect to the election of directors.

WHAT CONSTITUTES A QUORUM?

As of the record date, 305,642,373 shares of the Company’s Common Stock were issued and outstanding. A majority of the outstanding shares entitled to vote at the annual meeting, represented in person or by proxy, will constitute a quorum. Abstentions and broker non-votes will be included for quorum purposes.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE “IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON SEPTEMBER 14, 2011”?

It means your shares are held in more than one account. You should vote all your shares.

HOW MUCH DID THIS PROXY SOLICITATION COST?

The costs of this proxy will include the expense of preparing the proxy solicitation materials for the annual meeting and mailing the Notice and, as applicable, the proxy solicitation materials for such meeting. Following the mailing of these materials, directors, officers and employees of the Company may solicit proxies by telephone, fax or other personal contact; such individuals will not receive compensation or reimbursement for such actions. Additionally, the Company has retained Georgeson Inc. to assist in the solicitation of proxies on behalf of the Board of Directors for a fee of $30,000 plus reimbursement of reasonable expenses. Further, brokers and other custodians, nominees and fiduciaries will be requested to forward the Notice and printed proxy materials to their principals, and the Company will reimburse them for the expense of doing so.

WHAT IS THE COMPANY’S WEB ADDRESS?

The Company’s home page is www.hrblock.com. The Company’s filings with the SEC are available free of charge via a link from this website.

WILL ANY OTHER MATTERS BE VOTED ON?

As of the date of this proxy statement, our management knows of no other matter that will be presented for consideration at the meeting other than those matters discussed in this proxy statement. If any other matters properly come before the meeting and call for a vote of the shareholders, validly executed proxies in the enclosed form will be voted in accordance with the recommendation of the Board of Directors.

ITEM 1 –	ELECTION OF DIRECTORS

The Company’s Amended and Restated Articles of Incorporation (the “Articles”) and Amended and Restated Bylaws (the “Bylaws”) provide that the number of directors to constitute the Board of Directors shall not be fewer than 7 nor more than 12, with the exact number to be fixed by a resolution adopted by the affirmative vote of a majority of the entire Board. The Articles and Bylaws also provide that all of the directors shall be elected at each annual meeting of shareholders to hold office until the next succeeding annual meeting of shareholders or until such director’s successor has been elected and qualified, and subject to prior death, resignation, retirement or removal from office of a director. Any vacancy on the Board may be filled by a majority of the surviving or remaining directors then in office.

At the annual meeting of shareholders to be held on September 14, 2011, ten directors will be elected to hold office until the next annual meeting of shareholders or until their successors are elected and shall have qualified. The Board has nominated Paul J. Brown, William C. Cobb, Marvin R. Ellison, Robert A. Gerard, David Baker Lewis, Victoria J. Reich, Bruce C. Rohde, Tom D. Seip, Christianna Wood and James F. Wright for election as directors of the Company.

DIRECTOR NOMINATION PROCESS

The entire Board of Directors is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of the shareholders. The Governance and Nominating Committee is responsible for identifying, screening and recommending candidates to the entire Board for Board membership. The Governance and Nominating Committee works with the Board to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Board takes into account many factors such as general understanding of various business disciplines (e.g., marketing, finance, information technology), the Company’s business environment, educational and professional background, ability to work well with other Board members, analytical ability and willingness to devote adequate time to Board duties. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group with diverse and relevant experience that can best perpetuate the Company’s success and represent shareholder interests through sound judgment.

The Governance and Nominating Committee may seek the input of the other members of the Board and management in identifying candidates who meet the criteria outlined above. In addition, the Governance and Nominating Committee may use the services of consultants or a search firm. The Committee will consider recommendations by the Company’s shareholders of qualified director candidates for possible nomination by the Board. Shareholders may recommend qualified director candidates by writing to the Company’s Corporate Secretary, H&R Block, Inc., One H&R Block Way, Kansas City, Missouri 64105. Submissions should include information regarding a candidate’s background, qualifications, experience, and willingness to serve as a director. Based on a preliminary assessment of a candidate’s qualifications, the Governance and Nominating Committee may conduct interviews with the candidate and request additional information from the candidate. The Committee uses the same process for evaluating all candidates for nomination by the Board, including those recommended by shareholders. The Company’s Bylaws permit persons to be nominated as directors directly by shareholders under certain conditions. To do so, shareholders must comply with the advance notice requirements outlined in the “Shareholder Proposals and Nominations” section of this proxy statement.

Diversity

Although there is no formal policy on diversity of director nominees, both the Board of Directors and the Governance and Nominating Committee believe that diversity of skills, perspectives and experiences among Board members, in addition to the factors discussed above, promotes improved monitoring and evaluation of management on behalf of the shareholders and produces more creative thinking and solutions by the Board. The Governance and Nominating Committee considers, though not exclusively, the distinctive skills, perspectives and experiences that candidates who are diverse in gender, ethnic background, geographic origin and professional experience have to offer.

New Directors

The Board nominated our new director candidates based on a determination that they would make significant contributions to the overall strength of the Board and its diverse set of abilities, following an evaluation of each of their particular skill sets, knowledge base and experience. These directors were identified by search firm Spencer Stuart, drawing upon a variety of sources including shareholders, Board members and employees, and were recommended to our Governance and Nominating Committee.

SELECTING AND EVALUATING OUR NOMINEES

When evaluating potential director nominees, the Governance and Nominating Committee considers each individual’s professional expertise and educational background in addition to their general qualifications. The Governance and Nominating Committee works with the Board to determine the appropriate mix of backgrounds and experiences that would establish and maintain a Board that is strong in its collective knowledge, allowing the

Board to fulfill its responsibilities and best perpetuate our long-term success and represent our shareholders’ interests.

The Governance and Nominating Committee regularly communicates with the Board to identify backgrounds, qualifications, professional experiences and areas of expertise that impact our business that are particularly desirable for our directors to possess to help meet specific Board needs, including:

■	Financial industry knowledge, which is vital in understanding and reviewing our strategy, including the acquisition of businesses that offer complementary products or services;

■	Operating experience as current or former executives, which gives directors specific insight into, and expertise that will foster active participation in, the development and implementation of our operating plan and business strategy;

■	Executive leadership experience, as directors who have served in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

■	Accounting and financial expertise, which enables directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting and financial reporting process;

■	Enterprise risk oversight experience, which contributes to our identification and development of possible areas of concern and maintaining an efficient and productive company; and

■	Public company board and corporate governance experience at large publicly traded companies, which provides directors with a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of greater transparency, accountability for management and the Board, and protection of shareholder interests.

The following table highlights each director nominee’s specific skills, knowledge and experience that the Governance and Nominating Committee relied upon when determining whether to nominate the individual for election. A particular nominee may possess other skills, knowledge or experience even though they are not indicated below.

	Financial				Enterprise	Governance/
	Industry	Operating	Executive	Accounting/	Risk	Public
	Knowledge	Experience	Leadership	Financial	Oversight	Company

Paul J. Brown		✓	✓	✓		✓
William C. Cobb	✓	✓	✓		✓	✓
Marvin R. Ellison		✓	✓		✓
Robert A. Gerard	✓	✓	✓	✓	✓	✓
David Baker Lewis	✓			✓	✓	✓
Victoria J. Reich		✓	✓	✓	✓
Bruce C. Rohde		✓	✓	✓	✓	✓
Tom D. Seip	✓	✓	✓	✓	✓	✓
Christiana Wood	✓			✓		✓
James F. Wright		✓	✓		✓	✓

The Board believes that all the director nominees are highly qualified. As the table shows, the director nominees have significant leadership experience, knowledge and skill that qualify them for service on our Board, and as a group represent diverse views, experiences and backgrounds. All director nominees satisfy the criteria set forth in our Guidelines and possess the personal characteristics that are essential for the proper and effective functioning of the Board. Each nominee’s biography below contains additional information regarding his or her experiences, qualifications and skills.

The number of shares of Common Stock beneficially owned by each nominee for director is listed under the heading “Security Ownership of Directors and Management” on page 58.

DIRECTOR NOMINEES

Our Board currently has nine directors, and is nominating ten directors for election to the Board. All Board members are subject to annual election. Shareholders elected six of the current directors at the 2010 Annual Meeting. Alan M. Bennett has decided not to stand for re-election as he is no longer an independent director under New York Stock Exchange (“NYSE) listing standards due to his service as President and Chief Executive Officer of the Company. Len J. Lauer and L. Edward Shaw, Jr. have decided not to stand for re-election due to the demands of other business and professional obligations. The following pages present information regarding each director nominee, including information about each nominee’s professional experience, educational background and qualifications that led the Board to nominate him or her for election. The following also includes information about all public company directorships each nominee currently holds.

Paul J. Brown Age 44	Professional Experience
Mr. Brown is President, Brands and Commercial Services for Hilton Worldwide. He joined Hilton Worldwide in his current position in 2008. Prior to that, he was with Expedia Inc. for four years, most recently serving as President, Expedia North America and Expedia Inc. Partner Services Group. From 2001 through 2005, Mr. Brown was a Partner with McKinsey & Co. in their London and Atlanta offices. Earlier in his career, he was Senior Vice President of Brand Services for Intercontinental Hotels Group, a Manager with the Boston Consulting Group, Inc. and a Senior Consultant with Andersen Consulting.

Education
Mr. Brown received a Bachelors Degree in Management from Georgia Institute of Technology in 1989 and earned a Masters of Business Administration Degree from the Kellogg Graduate School of Management, Northwestern University in 1994.

Other Boards and Appointments
Mr. Brown is also a Director of Borders Group, Inc., where he is a member of the Audit Committee.

Director Qualifications
Mr. Brown brings to the Board significant operations, financial management and brand management experience.

William C. Cobb President and Chief Executive Officer Director since 2010 Age 54 Committees: • Finance	Professional Experience
Mr. Cobb has served as President and Chief Executive Officer of H&R Block, Inc. since May 2011. Mr. Cobb retired from eBay, Inc. in 2008, having worked there from November 2000 to March 2008, where he most recently served as President of eBay Marketplaces North America for four years and before that held several senior management positions, including Senior Vice President and General Manager of eBay International and Senior Vice President of Global Marketing. Prior to joining eBay, Inc., he held various marketing and executive positions, including Chief Marketing Officer at YUM! Brands (formerly Pepsico/Tricon) where he worked from 1987-2000.

Education
Mr. Cobb holds a B.S. in Economics from the Wharton School of the University of Pennsylvania and a M.B.A. from the Kellogg School of Management at Northwestern University.

Other Boards and Appointments
Mr. Cobb was previously a Director of Och-Ziff Capital Management Group LLC (2008-2011), Orbitz Worldwide, Inc. (2008-2011) and Pacific Sunwear of California, Inc. (2008-2011). Mr. Cobb also currently serves on the advisory board of the Kellogg School of Management at Northwestern University and the non-profit Bay Harbor Foundation.

Director Qualifications
Mr. Cobb brings to the Board intimate knowledge of the Company’s daily operations as the Company’s Chief Executive Officer, an extensive background in marketing and the internet industry, as well as significant experience as a senior executive at various public companies.

Marvin R. Ellison Age 46	Professional Experience
Mr. Ellison has been Executive Vice President – U.S. Stores of The Home Depot, Inc. since August 2008. From January 2006 through August 2008, he served as President – Northern Division. From August 2005 through January 2006, he served as Senior Vice President – Logistics and from October 2004 through August 2005 he served as Vice President – Logistics. From June 2002 through October 2004, he served as Vice President – Loss Prevention of The Home Depot, Inc. From 1987 until June 2002, Mr. Ellison held various management and executive level positions with Target Corporation, a general merchandise retailer. His final position with Target was Director, Assets Protection.

Education
Mr. Ellison earned a Business Administration Degree in Marketing from the University of Memphis and a Master of Business Administration from Emory University.

Other Boards and Appointments
None.

Director Qualifications
Mr. Ellison brings to the Board many years of experience in the retail industry, which have included operations, executive leadership and risk management and oversight responsibilities.

Robert A. Gerard Chairman of the Board of Directors Director since 2007 Age 66 Committees: • Chair, Governance and Nominating • Finance	Professional Experience
Mr. Gerard is the General Partner and investment manager of GFP, L.P., a private investment partnership. From 2004 to 2011, Mr. Gerard was Chairman of the Management Committee and Chief Executive Officer of Royal Street Communications, LLC, a licensee, developer and operator of telecommunications networks in Los Angeles and Central Florida. From 1974 to 1977, Mr. Gerard served in the United States Department of the Treasury, completing his service as Assistant Secretary for Capital Markets and Debt Management. From 1977 until his retirement in 1991, he held senior executive positions with the investment banking firms Morgan Stanley & Co., Dillon Read & Co., and Bear Stearns.

Education
Mr. Gerard is a graduate of Harvard College and holds MA and JD degrees from Columbia University.

Other Boards and Appointments
Mr. Gerard is a Director of Gleacher & Company, Inc. where he serves as Chair of the Executive Compensation Committee and a member of the Committee on Directors and Corporate Governance.

Director Qualifications
Mr. Gerard brings to the Board extensive experience in the financial services industry and many years of business experience in senior management and finance.

David B. Lewis Director since 2004 Age 67 Committees: • Chair, Audit • Governance and Nominating	Professional Experience
Mr. Lewis is senior shareholder and former Chairman and CEO of Lewis & Munday, a Detroit-based legal firm with offices in New York City, Washington, D.C. and Seattle.

Education
Mr. Lewis received a Bachelor of Arts from Oakland University, a Master of Business Administration from the University of Chicago and a Juris Doctor from the University of Michigan School of Law.

Other Boards and Appointments
Mr. Lewis is also a Director of The Kroger Company, where he is a member of the Public Responsibilities and Finance Committees, and STERIS Corp., where he is a member of the Audit Committee. He was previously a Director of Conrail, Inc., LG&E Energy Corp., M.A. Hanna, TRW, Inc., and Comerica, Inc.

Director Qualifications
Mr. Lewis brings to the Board prior experience as the chairman of four public company audit committees, his law practice and business background, experience on the boards of other public companies, and knowledge of finance and financial services.

Victoria J. Reich Age 53	Professional Experience
Ms. Reich served as the Senior Vice President and Chief Financial Officer of United Stationers Inc. from June 2007 until July 2011. Prior to that, Ms. Reich spent ten years with Brunswick Corporation where she most recently was President of Brunswick European Group from 2003 until 2006. She served as Brunswick’s Senior Vice President and Chief Financial Officer from 2000 to 2003 and as Vice President and Controller from 1996 until 2000. Before joining Brunswick, Ms. Reich spent 17 years at General Electric Company where she held various financial management positions.

Education
Ms. Reich holds a B.S. in Applied Mathematics and Economics from Brown University.

Other Boards and Appointments
Ms. Reich is a Director of Ecolab Inc., where she is a member of the Audit and Finance Committees.

Director Qualifications
Ms. Reich brings to the Board extensive financial management experience, operational experience and executive leadership abilities.

Bruce C. Rohde Director since 2010 Age 62 Committees: • Compensation • Finance	Professional Experience
Mr. Rohde has served in multiple roles with ConAgra Foods, Inc. since 1984, including General Counsel, President, Vice Chairman, Chairman and Chief Executive Officer, retiring from that role in 2005 as Chairman and CEO Emeritus. Mr. Rohde is the Managing Partner of Romar Capital Group and Of Counsel to the Hunkins Newton Law Firm. He holds many court admissions and also holds a certified public accountant certificate.

Education
Mr. Rohde holds two degrees from Creighton University, a Bachelor of Science Degree in Business Administration, and a Juris Doctor, cum laude.

Other Boards and Appointments
Mr. Rohde serves as Lead Director at Gleacher & Company, Inc., where he also serves as Chairman of the Governance and Nominating Committee and as a member of the Audit and Compensation Committees. He is Chairman of Creighton University Board of Directors, on Harvard University’s Private and Public, Scientific, Academic and Consumer Food Policy Committee, as a Presidential Appointee to the National Infrastructure Advisory Council and a Director of Preventive Medicine Research Institute.

Director Qualifications
Mr. Rohde brings to the Board senior executive leadership experience from a large public company perspective, including service in the roles of Chairman, Vice Chairman, Lead Director, and CEO, as well as a diverse background in law, finance, accounting and operational management, and experience as a board member of other public companies.

Tom D. Seip Director since 2001 Age 61 Committees: • Compensation • Governance and Nominating	Professional Experience
 Mr. Seip currently serves as the managing member of Way Too Much Stuff LLC and Ridgefield Farm LLC, all private investment vehicles. He served as the President, Chief Executive Officer and Director of Westaff, Inc., Walnut Creek, California, a temporary staffing services company, from May 2001 until January 2002. Mr. Seip was employed by Charles Schwab & Co., Inc., San Francisco, California, from January 1983 until June 1998 in various positions, including Chief Executive Officer of Charles Schwab Investment Management, Inc. from 1997 until June 1998 and Executive Vice President- Retail Brokerage from 1994 until 1997.

Education
Mr. Seip received a Bachelor of Arts Degree from Pennsylvania State University and participated in the Doctoral Program in Developmental Psychology at the University of Michigan.

Other Boards and Appointments
Mr. Seip is also Chairman of the Board of Trustees of the Neuberger Berman Mutual Funds, New York.

Director Qualifications
Mr. Seip brings to the Board useful financial insight and skills based on his extensive experience in investment management, financial product development, and management of branch office networks. Mr. Seip also has significant experience with the governance of public companies.

Christianna Wood Director since 2008 Age 51 Committees: • Audit • Compensation	Professional Experience
Ms. Wood is the Chairman of the Board of the International Corporate Governance Network (“ICGN”). She is also the Chief Executive Officer of Gore Creek Capital Ltd., an investment management consulting company based in Golden, Colorado. Ms. Wood served as the Chief Executive Officer of Capital Z Asset Management, the largest dedicated sponsor of hedge funds, from 2008 through July 2009. Previously, she was the Senior Investment Officer for the Global Equity unit of the California Public Employees’ Retirement System (CalPERS) for five years. Prior to CalPERS, Ms. Wood served as a Principal of several investment management organizations.

Education
Ms. Wood obtained a Bachelor of Arts Degree from Vassar College and a Masters of Business Administration Degree in Finance from New York University.

Other Boards and Appointments
Ms. Wood is a Trustee of Vassar College where she serves on the Investment, Audit and Social Responsibility Committees of the Vassar College Board of Trustees. She is a member of the Board of the International Securities Exchange and was previously a member of the Public Company Accounting Oversight Board (PCAOB) Standard Advisory Group (2006-2008) and the International Auditing and Assurance Standards Board (IAASB) Consultative Advisory Group (2006-2009).

Director Qualifications
Ms. Wood brings to the Board a broad finance and corporate governance background, including experience as a senior investment officer for a large retirement fund and as Chairman of the ICGN. She has significant experience in accounting and financial matters. Through her prior service as an investment manager, Ms. Wood has had significant experience in the application of portfolio risk management techniques.

James F. Wright Age 61	Professional Experience
Mr. Wright has been Chairman of the Board and Chief Executive Officer of Tractor Supply Company since November 2007, where he previously served as President and Chief Executive Officer from 2004 to November 2007 and as President and Chief Operating Officer from 2000 through 2004. Mr. Wright previously served as President and Chief Executive Officer of Tire Kingdom, a tire and automotive services retailer, from May 1997 to June 2000.

Education
Mr. Wright attended the University of Wisconsin-Oshkosh.

Other Boards and Appointments
Mr. Wright was a Director of Spartan Stores from 2002 through August 2011, where he served as Lead Director from 2006-2011, Chairman of the Corporate Governance Committee from 2006-2011, as a member of the Compensation Committee from 2006-2011, and as Chairman of the Compensation Committee from 2003-2006. He also serves on the Board and as a member of the Executive Committee of the National Retail Federation, the world’s largest retail trade assocation.

Director Qualifications
Mr. Wright brings to the Board many years of experience in executive leadership at public companies along with experience at other public company boards and knowledge of retail operations.

Unless otherwise instructed, the proxy holders will vote the proxy cards received by them for each of the nominees named above. All nominees have consented to serve if elected. The Board of Directors has no reason to believe that any of the nominees would be unable to accept the office of director. If such contingency should arise, it is the intention of the proxies to vote for such person or persons as the Board of Directors may recommend.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES

The Board of Directors is responsible for managing the property and business affairs of the Company. The Board of Directors reviews significant developments affecting the Company and acts on matters requiring Board approval. During the 2011 fiscal year, the Board of Directors held 11 meetings and the standing Board committees held 22 meetings. Each of the incumbent directors attended at least 90% of the aggregate total number of meetings of the Board of Directors and Board committees of which he or she was a member.

The standing committees of the Board are the Audit Committee, the Compensation Committee, the Finance Committee, and the Governance and Nominating Committee. The Company’s Corporate Governance Guidelines, Code of Business Ethics and Conduct, the Board of Directors Independence Standards and charters for the Audit, Compensation, and Governance and Nominating Committees are available on the Company’s website at www.hrblock.com under the “Company” link and then under the heading “Investor Relations” and then under “Corporate Governance.” These documents are also available in print to shareholders upon written request to: Corporate Secretary, H&R Block, Inc., One H&R Block Way, Kansas City, Missouri 64105. Set forth below is a description of the duties of each committee and its members.

The members of the Audit Committee are Mr. Lewis (Chairman), Mr. Shaw and Ms. Wood. Mr. Cobb was a member of the Audit Committee during fiscal year 2011 and until he became an employee of H&R Block Management, LLC, a subsidiary of the Company, on May 2, 2011. On that date Mr. Cobb ceased to be independent, and hence was no longer eligible to serve as a member of the Audit Committee. The functions of the Committee are described in the Audit Committee Charter and include making recommendations to the Board of Directors with respect to the appointment of the Company’s independent accountants, evaluating the independence and performance of such accountants, reviewing the scope of the annual audit, and reviewing and discussing with management and the independent accountants the audited financial statements and accounting principles. See the “Audit Committee Report” on page 17. All of the members of the Audit Committee are independent under regulations adopted by the SEC, NYSE listing standards and the Board of Directors Independence Standards. The Board has determined that Mr. Lewis and Ms. Wood are audit committee financial experts, pursuant to the criteria prescribed by the SEC. The Audit Committee held 8 meetings during fiscal year 2011.

The members of the Compensation Committee are Mr. Shaw (Chairman), Ms. Wood and Messrs. Lauer, Rohde and Seip. The functions of the Compensation Committee primarily include reviewing and approving the compensation of the executive officers of the Company and its subsidiaries, recommending to the Board of Directors the compensation of the Company’s Chief Executive Officer, and administering the Company’s long-term incentive compensation plans. See the “Compensation Discussion and Analysis” beginning on page 19. All of the members of the Compensation Committee are independent under the NYSE listing standards and the Board of Directors Independence Standards. The Compensation Committee held 7 meetings during fiscal year 2011.

The members of the Finance Committee are Mr. Gerard (acting Chairman) and Messrs. Bennett, Cobb and Rohde. The primary duties of the Finance Committee are to provide advice to management and the Board of Directors concerning the financial structure of the Company, the funding of the operations of the Company and its subsidiaries, and the investment of Company funds. The Finance Committee held 4 meetings during fiscal year 2011.

The members of the Governance and Nominating Committee are Mr. Gerard (Chairman) and Messrs. Lewis and Seip. The Governance and Nominating Committee is responsible for corporate governance matters, the initiation of nominations for election as a director of the Company, the evaluation of the performance of the Board of Directors, and the determination of compensation of outside directors of the Company. All of the members of the Governance and Nominating Committee are independent under the NYSE listing standards and the Board of Directors Independence Standards. The Governance and Nominating Committee held 3 meetings during fiscal year 2011.

DIRECTOR COMPENSATION

The Board considers and determines outside director compensation each year, taking into account recommendations from the Governance and Nominating Committee. The Governance and Nominating Committee formulates its recommendation based on its review of director compensation practices at other companies. The Governance and Nominating Committee may delegate its authority to such subcommittees as it deems appropriate in the best interest of the Company and its shareholders. Management assists the Governance and Nominating Committee in its review by accumulating and summarizing market data pertaining to director compensation levels and practices. The following table describes the compensation paid to our outside directors in fiscal year 2011:

Amount
Compensation Element	(annual except for meeting fees)

Annual Retainer(1)	$40,000

Annual Retainer	$100,000 in deferred stock units

Non-Executive Chairman of the Board Fee	$150,000 in deferred stock units

Chair Fee – Audit Committee	$15,000

Chair Fee – Compensation, Governance and Nominating, and Finance Committees	$10,000

Board Meeting Fee(2)	$2,000 per meeting

Committee Meeting Fee(3)	$1,200 per meeting

(1)  Paid in four quarterly installments.
(2)  Subject to a maximum of ten Board meetings per year.
(3)  Subject to a maximum of ten Committee meetings per year per Committee.

Deferred Stock Unit Plan

Deferred stock units (“DSUs”) are granted to outside Directors pursuant to the 2008 Deferred Stock Unit Plan for Outside Directors (the “2008 Stock Unit Plan”). The 2008 Stock Unit Plan was approved by the Governance and Nominating Committee and the Board of Directors on June 11, 2008, and was approved by the Company’s shareholders on September 4, 2008. The 2008 Stock Unit Plan provides for the grant of DSUs to directors of the Company or its subsidiaries who are not employees of the Company or any of its subsidiaries. The Plan specifies that the Board of Directors may make grants of DSUs to outside directors in its sole discretion. The number of DSUs credited to an outside director’s account pursuant to an award is determined by dividing the dollar amount of the award by the average current market value per share of the Company’s Common Stock for the ten consecutive trading dates ending on the date the DSUs are granted to the outside director. The current market value generally is the closing sales price as reported on the NYSE. If an outside director terminates service with the Company for reason other than death, DSUs will be paid to such outside director, in shares of Common Stock, in one lump sum on the six month anniversary date of the termination of service. If an outside director dies prior to the payment in full of all amounts due such outside director under the 2008 Stock Unit Plan, the balance of the outside director’s DSU account will be paid to the outside director’s beneficiary, in shares of Common Stock, within 90 days following the outside director’s death. Currently, the maximum number of shares of Common Stock that may be paid out under the 2008 Stock Unit Plan is 300,000.

On September 30, 2010, $100,000 in value of DSUs for the one-year period beginning September 30, 2010 were approved for Ms. Wood and Messrs. Breeden, Cobb, Gerard, Lauer, Lewis, Rohde, Seip and Shaw. The grant date of these awards was November 1, 2010. In addition, on September 30, 2010, Mr. Rohde was awarded DSUs with an aggregate value of $18,056, and Mr. Cobb was awarded DSUs with an aggregate value of $14,772, for the period beginning on the date of each of their respective appointments to the Board of Directors and ending on September 29, 2010. The grant date of these awards was also November 1, 2010. On September 30, 2010, $150,000 in value of DSUs was approved for Mr. Breeden for serving as the non-executive Chairman of the Board for the one year period ending September 29, 2010, and $150,000 in value of DSUs was approved for Mr. Breeden for serving as the non-executive Chairman of the Board for the period beginning September 30, 2010. The grant date of these awards was also November 1, 2010.

The Company also provides to its non-employee directors free business travel insurance in connection with Company-related travel. In addition, the H&R Block Foundation will match gifts by non-employee directors to any qualified not-for-profit organization on a dollar-for-dollar basis up to an annual aggregate limit of $5,000 per director per calendar year.

The Board has adopted stock ownership guidelines regarding stock ownership by Board members. The Board member ownership guidelines provide for non-employee directors to own shares of the Company’s Common Stock with an aggregate value generally exceeding five times the annual cash retainer paid to them.

DIRECTOR COMPENSATION TABLE

The following table sets forth total director compensation for non-employee directors for fiscal year 2011.

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation
Name	($)(1)	($)(2)	($)(3)	($)(4)	Total($)
Alan M. Bennett(5)	22,000	-	-0-	5,478	27,478

Thomas M. Bloch(6)	27,733	-	-0-	3,750	31,483

Richard C. Breeden(7)	71,400	416,540	-0-	5,000	492,940

William C. Cobb(8)	45,867	119,518	-0-	5,000	170,385

Robert A. Gerard	78,400	104,135	-0-	5,000	187,535

Len J. Lauer(9)	75,800	104,135	-0-	3,500	183,435

David B. Lewis	88,200	104,135	-0-	5,000	197,335

Bruce C. Rohde(10)	46,800	122,937	-0-	5,000	174,737

Tom D. Seip	77,000	104,135	-0-	5,000	186,135

L. Edward Shaw, Jr.(11)	83,000	104,135	-0-	5,000	192,135

Christianna Wood	78,000	104,135	-0-	9,000	191,135

(1)	This column includes, as applicable, the annual director’s retainers, meeting fees for each Board and committee meeting attended and committee chairman fees for fiscal year 2011.
(2)	The dollar amounts represent the grant date fair value under FASB ASC Topic 718, “Stock Compensation” (“FASB 718”) for deferred stock units awarded during fiscal year 2011 to the outside director. These deferred stock unit awards are fully vested in that they are not subject to forfeiture; however, no shares underlying a particular award will be issued until six months following the date the Director ends his or her service on the Board. The grant date fair value of an award is computed in accordance with FASB 718 utilizing assumptions discussed in Item 8, Note 14 “Stock-Based Compensation” to the Company’s consolidated financial statements in the Form 10-K for the year ended April 30, 2011, as filed with the SEC. As of April 30, 2011, the following deferred stock units were outstanding: Mr. Bennett – 10,211; Mr. Breeden – 61,817; Mr. Cobb – 10,508; Mr. Gerard – 24,035; Mr. Lauer – 24,035; Mr. Lewis – 24,035; Mr. Rohde – 10,808; Mr. Seip – 24,035; Mr. Shaw – 24,035; and Ms. Wood – 20,144.
(3)	No stock options to purchase the Company’s Common Stock were granted to individuals while serving as outside directors during fiscal year 2011. As of April 30, 2011, the following stock options were outstanding: Mr. Bennett – 1,150,000 (150,000 granted to Mr. Bennett for his prior service as interim Chief Executive Officer of the Company, and 1,000,000 granted to him in connection with his appointment as President and CEO of the Company on July 7, 2010); Mr. Bloch – 60,000; Mr. Breeden – 37,595; Mr. Cobb – 0; Mr. Gerard – 0; Mr. Lauer – 16,000; Mr. Lewis – 24,000; Mr. Rohde – 0; Mr. Seip – 48,000; Mr. Shaw – 0; and Ms. Wood – 0.
(4)	This column represents the H&R Block Foundation matching amount on contributions to 501(c)(3) organizations on a calendar year basis. For amounts over $5,000, this amount includes matching contributions that occurred in the 2010 calendar year and in the 2011 calendar year (all within fiscal year 2011).
(5)	Mr. Bennett was a non-employee director of the Company until July 7, 2010, when he was appointed President and Chief Executive Officer of the Company. Mr. Bennett is not standing for re-election to the Board at the annual meeting.
(6)	Mr. Bloch did not stand for re-election at the Company’s 2010 Annual Meeting, and therefore ceased to be a director of the Company on September 30, 2010.
(7)	Mr. Breeden resigned from the Board of Directors effective April 18, 2011. Pursuant to the governing documents of Breeden Partners and related investment funds (“Breeden Companies”), compensation received by Mr. Breeden for service as a director of the Company was turned over to the investment funds. Mr. Breeden had no interest in such compensation other than to the extent of his pro rata ownership interest in the investment funds.
(8)	Mr. Cobb was elected to the Board of Directors effective August 9, 2010.
(9)	Mr. Lauer is not standing for re-election to the Board at the annual meeting.

(10)	Mr. Rohde was elected to the Board of Directors effective July 27, 2010.

(11)	Prior to July 31, 2010, Mr. Shaw was employed by the Breeden Companies. Pursuant to the Breeden Companies’ governing documents, compensation received by Mr. Shaw for service as a director of the Company was required to be turned over to the investment funds. Mr. Shaw had no interest in such compensation other than to the extent of his pro rata ownership interest in the investment funds. On July 31, 2010, Mr. Shaw ceased to be employed as a Senior Managing Director of the Breeden Companies and became a Senior Advisor to the Breeden Companies. In this capacity, Mr. Shaw is no longer required to turn over compensation to the Breeden Companies from the Company for service as a director. Mr. Shaw is not standing for re-election to the Board at the annual meeting.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors operates under Corporate Governance Guidelines (the “Guidelines”) to assist the Board in exercising its responsibilities. The Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision-making both at the Board level and management level, with a view to enhancing shareholder value over the long term. The Guidelines also assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The Guidelines are not intended to be a static statement of the Company’s policies, principles and guidelines, but are subject to continual assessment and refinement as the Board may determine advisable or necessary in the view of the best interests of the Company and its shareholders.

Retirement and Tenure Policy

The Company’s Articles and Bylaws provide that no director may serve as a member of the Board for a period that extends beyond the twelfth annual shareholders meeting following the annual meeting at which such director was first elected to the Board. Additionally, the Guidelines provide that a director must retire from the Board at the next annual meeting following such director’s 75th birthday.

Independent Chairman

It is the Board’s policy, and the Company’s Articles require, that the Chairman of the Board be an independent director who has not previously served as an executive officer of the Company. As Chairman, Mr. Gerard leads all meetings of the Board, including executive sessions of the non-employee directors held at each regular meeting of the Board.

Substantial Majority of Board is Independent

As further described in the Guidelines, the Board believes that a substantial majority of the Board should consist of directors who are independent under the NYSE listing standards. As described below, seven of the Board’s nine current directors are independent directors within the meaning of the Company’s Board of Directors Independence Standards (the “Independence Standards”) and the NYSE listing standards.

The NYSE listing standards provide that a director does not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company. The listing standards permit the Board to adopt and disclose standards to assist the Board in making determinations of independence. Accordingly, the Board has adopted the Independence Standards to assist the Board in determining whether a director has a material relationship with the Company.

Independent Board Standards

In June 2011, the Board conducted an evaluation of director independence regarding the current directors and nominees for director, based on the Independence Standards and the NYSE listing standards. In connection with this review, the Board evaluated commercial, charitable, consulting, familial and other relationships between each director or immediate family member and the Company and its subsidiaries. As a result of this evaluation, the Board affirmatively determined that Messrs. Gerard, Lauer, Lewis, Rohde, Seip and Shaw and Ms. Wood were independent, and that Messrs. Bennett and Cobb were not independent. Upon their respective nominations to the Board in July 2011, the Board affirmatively determined that Messrs. Brown, Ellison and Wright and Ms. Reich were independent.

Code of Ethics

All directors, officers and employees of the Company must act ethically and in accordance with the policies comprising the H&R Block Code of Business Ethics and Conduct (the “Code”). The Code includes guidelines relating to the ethical handling of actual or potential conflicts of interest, compliance with laws, accurate financial reporting, and procedures for promoting compliance with, and reporting violations of, the Code. The Company intends to post any amendments to or waivers of the Code (to the extent applicable to the Company’s Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer) on our website.

Succession Planning

The Board recognizes the importance of effective executive leadership to H&R Block’s success. The Company’s Board is actively engaged and involved in talent management. The Board discusses the talent pipeline for specific critical roles. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board is regularly updated on key talent indicators for the overall workforce, including climate, diversity, recruiting and development programs.

BOARD LEADERSHIP STRUCTURE

The Company’s Articles require that the Chairman of the Board not simultaneously be Chief Executive Officer or President of the Company, not have previously served as an executive officer of the Company, and be an independent director pursuant to the NYSE listing standards. As such, the Board is led by an independent Chairman, currently Mr. Gerard. In addition, the Company’s Guidelines require that independent directors constitute a substantial majority of the Board. Messrs. Bennett and Cobb are the only two members of the Board who are not independent.

BOARD ACCOUNTABILITY

We strongly believe that our current Board structure creates a better balance in leadership and accountability, as the functions of Chief Executive Officer and Board Chairman are significantly different. In addition to balancing responsibilities, this structure enhances the accountability of the Chief Executive Officer to the Board and strengthens the Board’s independence from management. In addition, separating the roles of Board Chairman and Chief Executive Officer allows the Chief Executive Officer to focus his efforts on running our business and managing the Company in the best interests of our shareholders. At the same time, Mr. Gerard as Chairman handles the separate responsibilities of Board and Committee scheduling, Board agendas and other Board organizational tasks, as well as serving on occasion as spokesman for the Board.

COMMUNICATIONS WITH THE BOARD

Shareholders and other interested parties wishing to communicate with the Board of Directors, the non-management directors, or with an individual Board member concerning the Company may do so by writing to the Board, to the non-management directors, or to the particular Board member, and mailing the correspondence to: Corporate Secretary, H&R Block, Inc., One H&R Block Way, Kansas City, Missouri 64105. Please indicate on the envelope whether the communication is from a shareholder or other interested party. All such communications will be forwarded to the director or directors to whom the communication is addressed. In addition, Mr. Gerard and other Board members have made and make themselves available for consultation and direct communication with significant shareholders.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

Although the Company has no specific policy regarding director attendance at its annual meeting, all directors are encouraged to attend. Board and Committee meetings are held immediately following the annual meeting. All of the Company’s then current directors attended last year’s annual meeting.

BOARD’S ROLE IN RISK OVERSIGHT

Management is responsible for the Company’s day to day risk management activities, and the Board has oversight responsibility for managing risk, focusing on the adequacy of the Company’s risk management and mitigation processes. In fulfilling this oversight role, the Board works with the Company’s Chief Executive Officer and Chief Financial Officer to determine the Company’s risk tolerance and works to ensure that management is identifying, evaluating, and managing the overall risk profile of the Company.

In addition to the discussion of risk at the Board level, the Board’s standing committees also focus on risk exposure as part of their on-going responsibilities:

■	The Audit Committee is responsible for the oversight of risk policies and processes relating to the Company’s financial statements and financial reporting processes. The Company’s Audit Services Department assists the Audit Committee and the Board in its oversight of risk management by ensuring key risks are included in the audit plan, providing objective assurance to the Board on the effectiveness of risk management processes, and reviewing the management of key risks.

■	The Finance Committee is responsible for reviewing and approving the plans and strategies with respect to financing transactions, acquisitions and dispositions, and other transactions involving financial risks. It regularly reviews the Company’s earnings and free cash flow, its sources and uses of liquidity, compliance with financial covenants and applicable regulatory capital requirements, and uses of the Company’s cash.

■	The Compensation Committee is responsible for reviewing the Company’s compensation policies and practices and the relationship between the Company’s risk management policies and practices, corporate strategy and compensation policies and practices.

Each of the committee chairs regularly reports to the full Board concerning the activities of the committee, the significant issues it has discussed, and the actions taken by that committee.

The Company has also established a Risk Management Committee to support the Board and senior management in fulfilling their oversight responsibilities. The Risk Management Committee reports to the Chief Financial Officer and is made up of key management-level employees. The Company’s risk management team and Risk Management Committee assists the Board in its oversight of risk management by creating and facilitating a process to identify, prioritize, monitor and report on risks and mitigation strategies, overseeing regular reporting of risks to the Board, identifying additional risk mitigation strategies as appropriate, and monitoring emerging risks.

AUDIT COMMITTEE REPORT

The Company’s management is responsible for preparing financial statements in accordance with generally accepted accounting principles and the financial reporting process, including the Company’s disclosure controls and procedures and internal control over financial reporting. The Company’s independent registered public accountants are responsible for (i) auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States and (ii) auditing management’s assessment of the Company’s internal control over financial reporting and expressing an opinion on such assessment. The Audit Committee of the Board of Directors, composed solely of independent directors, meets periodically with management, the Company’s independent registered public accountants and the internal auditor to review and oversee matters relating to the Company’s financial statements, internal audit activities, disclosure controls and procedures and internal control over financial reporting and non-audit services provided by the independent accountants.

The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accountants, the Company’s audited financial statements for the fiscal year ended April 30, 2011. The Audit Committee has also discussed with Deloitte the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to communication with audit committees. In addition, the Audit Committee has received from Deloitte the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence; has discussed with Deloitte their independence from the Company and its management; and has considered whether Deloitte’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended April 30, 2011, for filing with the SEC.

AUDIT COMMITTEE
David Baker Lewis, Chairman
L. Edward Shaw, Jr.
Christianna Wood

AUDIT FEES

The following table presents fees for professional services rendered by Deloitte for the audit of the Company’s annual financial statements for the years ended April 30, 2011 and 2010, and fees billed for other services rendered by Deloitte for such years. Fees disclosed below include fees actually billed and expected to be billed for services relating to the applicable fiscal year.

Fiscal Year	2011	2010
Audit fees	$3,132,405	$3,680,062

Audit-related fees	122,090	119,805

Tax fees	177,458	249,572

All other fees	–	–

Total fees	$3,431,953	$4,049,439

Audit Fees consist of fees for professional services rendered for the audit of the Company’s financial statements and review of financial statements included in the Company’s quarterly reports and services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Amounts included above consist of fees incurred relating to comfort letter procedures for registration statement filings and other audit-related services.

Tax Fees consist of fees for the preparation of original and amended tax returns, claims for refunds and tax payment-planning services for tax compliance, tax planning, tax consultation and tax advice. Amounts included above consist of fees incurred relating to transfer pricing studies and other tax advisory services.

All other fees are fees billed for professional services that were not the result of an audit or review.

The Audit Committee has adopted policies and procedures for pre-approving audit and non-audit services performed by the independent auditor so that the provision of such services does not impair the auditor’s independence. Under the Audit Committee’s pre-approval policy, the terms and fees of the annual audit engagement require specific Audit Committee approval. Other types of service are eligible for general pre-approval. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific Audit Committee pre-approval. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.

General pre-approval granted under the Audit Committee’s pre-approval policy extends to the fiscal year next following the date of pre-approval. The Audit Committee reviews and pre-approves services that the independent auditor may provide without obtaining specific Audit Committee pre-approval on an annual basis and revises the list of general pre-approved services from time to time. In determining whether to pre-approve audit or non-audit services (regardless of whether such approval is general or specific pre-approval), the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole and no one factor should necessarily be determinative. The Audit Committee will also consider the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services. The Audit Committee may determine for each fiscal year the appropriate ratio between fees for Audit Services and fees for Audit-Related Services, Tax Services and All Other Services.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has concluded that the provision of non-audit services provided to the Company by its independent accountant during the 2011 fiscal year was compatible with maintaining the independent accountant’s independence.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

We are committed to increasing shareholder value through the execution of specific strategies for our businesses that will provide profitable growth. Superior performance by our executive officers and management team is essential to achieving that goal. To that end, we have designed our executive compensation program to attract, retain, motivate and reward a high-performing executive team.

For the fiscal year ended April 30, 2011, our named executive officers (“NEOs”) consisted of the following:

Officers	Title
Alan M. Bennett(1)	President and Chief Executive Officer
Jeffrey T. Brown	Senior Vice President and Chief Financial Officer
C. E. Andrews	President, RSM McGladrey, Inc.
Philip L. Mazzini	President, Retail Tax Services of HRB Tax Group, Inc.
Robert J. Turtledove	Senior Vice President and Chief Marketing Officer
Former Officer	Title
Russell P. Smyth(2)	Former President and Chief Executive Officer

(1)	Mr. Bennett resigned as President and Chief Executive Officer of the Company effective May 16, 2011. Mr. Bennett will remain as a non-executive employee of the Company through July 31, 2011 and as a Director of the Company until the Company’s Annual Shareholder Meeting in September 2011.
(2)	Mr. Smyth resigned as President, Chief Executive Officer and as a Director of the Company effective July 7, 2010.

EXECUTIVE SUMMARY

Our executive compensation decisions are influenced by a variety of factors with the overarching goals of linking pay with performance and creating alignment between management and shareholders’ interests. To that end, we strive to link executive compensation closely to changes in shareholder value as well as the attainment of financial, operational and strategic goals that we believe are critical drivers of sustained value creation over the longer term.

When determining the type and amount of executive compensation, we emphasize the direct elements of pay (cash compensation – base salary and annual incentives – as well as long-term, equity-based compensation) as opposed to other, more indirect pay programs (i.e., executive benefits and perquisites). We combine these components in a manner we believe delivers the appropriate reward for contributing to current business results, while at the same time motivating our executives to enhance future business results. We determine the mix between cash compensation and long-term, equity-based compensation based on what we believe will motivate our executive team to achieve both our short-term and long-term business objectives while factoring in market competitiveness relative to our peer group.

It is the intent of the management and the Board of Directors to continue to increase the percentage of executive compensation that is based on long-term Company performance, and as the Company’s business plan evolves we anticipate increasing our focus on longer-term, multi-year measurement of performance in the overall compensation program.

FISCAL YEAR 2011 RESULTS

For fiscal year 2011, the Company reported net income from continuing operations of $419.4 million, or $1.35 per share; in fiscal year 2010 these figures were $488.9 million and $1.46 per share respectively. Total revenues for fiscal year 2011 were $3.8 billion, down 2.6% compared to the prior year. Adjusted (non-GAAP) income from continuing operations for fiscal 2011 was $470.6 million, essentially flat to adjusted net income in the prior year. Adjusted earnings per share increased 7% to $1.52, due to a decline in weighted shares outstanding as a result of our fiscal year 2011 share repurchases.

Tax Services

The Tax Services segment reported fiscal year 2011 pretax income of $767.5 million compared to $867.4 million reported in fiscal year 2010. Adjusting for special items, the segment’s pretax income was $829.9 million, essentially flat to the prior year. Adjusted pretax margin for the segment improved to 28.5%, compared with a pretax margin of 27.9% in the prior year, as a result of cost savings achieved through reductions in force and the office network.

Fiscal year 2011 segment revenues declined 2.1% to $2.9 billion. This decline was primarily attributable to the strategic sale of 280 company owned locations to franchisees, as well as lower revenues stemming from our inability to offer refund anticipation loans this tax season.

Total U.S. tax returns prepared by H&R Block in fiscal year 2011 grew 6.5 percent, or 1.3 million returns. Total retail returns prepared grew 3.6 percent, while the net average retail fee per tax return prepared declined 3.3 percent. Total digital tax returns prepared increased 13.5 percent, led by growth of 28.7 percent in online filings.

Overall, we achieved our highest level of U.S. tax client growth since 2001. Additionally, we also reversed years of market share declines and have built a solid pipeline of new and younger clients.

RSM McGladrey

In fiscal year 2011, this segment pretax income of $49.0 million was down 16.5% compared to fiscal year 2010. Adjusting for legal charges related to settlement of certain litigation, fiscal year 2011 pretax income was $77.3 million and the pretax margin was 9.3%. This compares to adjusted pretax income of $88.2 million and pretax margin of 10.3% in the prior year. Fiscal year 2011 segment revenues fell 3.6% to $829.8 million.

Corporate

Corporate operations include corporate support department costs, as well as net interest margin and other gains/losses associated with H&R Block Bank’s mortgage portfolio. Corporate operations reported a pretax loss of $139.5 million in fiscal year 2011 compared to a loss of $141.9 million in the prior year.

While operational results in fiscal year 2011 slipped relative to the prior fiscal year as a result of the broad economic recession and the settlement of certain legal issues, the Compensation Committee believes that overall performance was strong in light of the challenging environment the Company faced in fiscal year 2011.

EXECUTIVE COMPENSATION PRACTICE

The table below highlights our current compensation practices – both the practices we believe drive performance and the practices we have not implemented because we do not believe they would serve our shareholders’ long-term interests.

Executive Compensation Practices We
Our Executive Compensation Practices:	Have Not Implemented:
(What We Do)	(What We Don’t Do)

We tie pay to performance. We set clear financial goals for corporate and business unit performance and differentiate based on individual performance against pre-set objectives.	We do not have employment contracts except for the President and Chief Executive Officer.

We review market data relative to our Peer Group when making executive compensation decisions.

We mitigate undue risk, including utilizing caps on potential payments, clawback provisions, reasonable retention provisions, performance targets, and robust Board and management processes to identify risk.
We do not believe any of the Company’s compensation programs create risks that are reasonably likely to pose a material adverse impact to the Company

We have reasonable post-employment and change in control provisions that apply to all executive officers.

Generally, our award agreements for equity grants provide for accelerated vesting of awards after a change in control only if an employee is also terminated within a stated period of time following the change in control (a double-trigger).
Except for certain provisions in Mr. Bennett’s and Mr. Cobb’s agreements, we do not have separate change in control agreements or excise tax gross-ups. In the future we intend to refrain from providing excise tax gross-up provisions relating to a change in control and Mr. Cobb’s employment agreement does not include such a provision.

We do not have a supplemental executive retirement plan that provides extra benefits to the NEOs.

We provide only minimal perquisites that have a sound benefit to the Company’s business.	We do not provide significant additional benefits to executive officers that differ from those provided to all other employees.

We have adopted best practice share ownership guidelines.	We do not reprice underwater stock options.

Our Compensation Committee benefits from the use of an outside, independent compensation consulting firm.	Our general policy is that the Compensation Committee does not allow its compensation consulting firm to provide any other services to the Company.

ELEMENTS OF COMPENSATION SUMMARY

The table below summarizes the elements and objectives of our fiscal year 2011 compensation program for executive officers, including NEOs. In general, our pay package contains a mix of elements based on the executive’s individual performance and the Company’s performance against specific pre-established annual financial and operational performance goals.

For those awards based on the Company’s performance, our specific decisions around setting performance goals and other actions impacting executive compensation focus on certain areas that we believe are critical value drivers of the business, including: revenue, earnings or EBITDA (earnings before interest, taxes, depreciation and amortization), client growth and retention, and number of tax returns prepared. The actual performance goals vary from year to year based upon the business environment and those goals that are identified as being more important for a particular year.

Component	Purpose	Characteristics	Discussion

Base Salary	Reward for level of responsibility, experience, and sustained individual performance.	Fixed cash component based on role, experience, performance and market data.	page 26

Short-Term Incentive (“STI”)	Reward for achieving pre-established annual goals.	A targeted STI award is designed to tie directly to our business plan and provide competitive total cash opportunities.	page 27

Long-Term Incentive	Reward for multi-year performance that enhances shareholder value.	Equity-based compensation is designed to support multiple objectives. For fiscal year 2011, the award was delivered through a combination of time-based restricted stock and stock options. For fiscal year 2012, the award consists of a combination of restricted stock, stock options and performance shares. Mr. Andrews long-term incentive is primarily cash based.	page 30

Perquisites	Allows executives to assume their roles without incurring economic costs due to their transition to the Company, thereby supporting our attraction and retention objectives.	Benefits are below the market median for our Peer Group.	page 34

Retirement Benefits	Provide an appropriate level of income replacement upon retirement.	A 401(k) plan with matching Company contributions generally available to all employees and capped based on applicable IRS limits.	page 33

Deferred Compensation Benefits	Allows executives to defer compensation on a more tax-efficient basis, thereby supporting our attraction and retention objectives.	Executives can elect to defer base salary and bonus. There are no matching employer contributions.	page 34

Executive Severance Plan	Encourage executives to act in the best interest of stockholders, support attraction and retention objectives and ensure the orderly succession of talent.	Contingent in nature; most elements are payable only if a NEO’s employment is terminated without cause or after a change in control. Provides for cash severance and equity vesting.	page 46

In the past several years, the Company has gone through a challenging period in which it has had relatively high turnover in the CEO position. In fiscal year 2011, the Company relied more heavily than usual on stock options as a component of executive compensation, based in part on these transitions, and in part on the difficulty in establishing long-term performance metrics for our evolving business portfolio. As described below, we have hired a new CEO that we believe will provide stable and strong leadership, nominated new Directors who will contribute to our executive oversight and business development, and continued to revise our compensation practices to ensure strong alignment between pay and performance.

RELATIONSHIP BETWEEN COMPANY PERFORMANCE AND EXECUTIVE COMPENSATION

It is our goal to link executive pay to Company performance, and in recent years we have increasingly taken significant steps towards achieving that goal. The chart below provides a summary of the recent revisions we have made to our compensation practices in an effort to move towards alignment of pay with performance:

Fiscal Year	Revised Compensation Practices
2009
•   Institution of a “claw-back” policy in the event of a restatement of Company financials, allowing the Board to seek reimbursement for payments to executives made greater than those that would have been made based on the restated financials (more discussion of which can be found on page 33).

• Voluntary adoption of the Say on Pay vote, enabling shareholders to vote on our compensation packages.

2010	• Revised long-term equity award methodology to ensure that both value and number of shares granted are reviewed annually to balance share price volatility with competitiveness of award.
• Instituted a “double trigger” on any acceleration of equity awards that result from a “Change in Control” of the Company.
• Eliminated the Company’s match under the H&R Block Deferred Compensation Plan for Executives.

•   Agreed to eliminate employment contracts with senior executives other than the current CEO and implemented uniform severance arrangements for senior executives with consistent limits on maximum remuneration. In general, the Company’s severance plans are less generous than the employment contracts they replaced.

2011
•   Changed the Company’s stock ownership guidelines to reflect the more common practice of determining ownership levels as a multiple of base pay; additionally, executives are now required to hold any net equity that vests or is exercised until ownership requirements are achieved.

2012
•   Shifted the equity mix for fiscal year 2012 executive long-term incentive compensation grants to 30% performance shares, 50% stock options and 20% restricted stock primarily to reduce the emphasis on stock options and increase the focus on specific operational metrics and total shareholder return versus the market.

•   Introduced a new performance shares plan in which the number of shares earned, if any, will depend on performance against specified goals over three separate 12-month performance periods with “cliff” vesting of earned shares at the end of the 36-month period.

•   Adopted goals for the new performance share plan that align with those of the annual incentive plan to create a balanced focus on the most critically important drivers of long-term sustainable shareholder value.

• At the conclusion of Mr. Bennett’s contract on July 31, 2011 (more discussion of which can be found on page 45), the Company will no longer provide tax gross-ups for its executives.

As discussed below, we have recently gone through a CEO transition, hiring William C. Cobb to serve as our President and Chief Executive Officer. In an effort to revise our executive compensation program to help maintain stability in the leadership of our Company, we have designed a program with substantial emphasis placed on long-term compensation, which ties the compensation of our executives to the long-term growth of the Company and creates the necessary incentives to attract and maintain top quality executive talent going forward. The following is a more detailed discussion of the process by which the Company hired Mr. Cobb and created his compensation package.

RESIGNATION OF ALAN M. BENNETT AS PRESIDENT AND CHIEF EXECUTIVE OFFICER AND EMPLOYMENT OF WILLIAM C. COBB AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

After the Board became aware in the spring of 2011 that Mr. Bennett was considering retiring as President and Chief Executive Officer of the Company following the 2011 tax season, the Board identified Mr. Cobb as a potential successor to Mr. Bennett. The Board then began discussions with Mr. Cobb, a member of the Board of Directors and an experienced senior executive with the desired background to lead the Company, regarding potential terms of an employment agreement in the event Mr. Bennett retired. Ultimately, Mr. Bennett informed the Company that he was going to retire as President and Chief Executive Officer of the Company effective May 16, 2011. As a result, the Board asked Mr. Cobb to become President and Chief Executive Officer of the Company. Following further discussions and negotiation with Mr. Cobb regarding terms of employment, Mr. Cobb’s Employment Agreement to serve as the Company’s President and Chief Executive Officer following Mr. Bennett’s retirement was recommended by the Compensation Committee and approved by the Board of Directors on April 25, 2011.

Mr. Cobb’s Agreement was designed to induce Mr. Cobb to become President and Chief Executive Officer and to provide stability to the Company by providing Mr. Cobb with long-term incentives to remain as President and Chief Executive Officer for an extended period of time. In light of the Company’s recent history with relatively high turnover at the CEO position, the Board considered it important to the future of the Company to design a compensation package that included these long-term incentives.

In order to effect a smooth transition from Mr. Bennett to Mr. Cobb, the Directors approved a Transition Agreement with Mr. Bennett regarding the provision of Mr. Bennett’s transition and consulting services. The Transition Agreement does not amend or otherwise modify the terms of Mr. Bennett’s Employment Agreement. For more information on this Transition Agreement, please see page 60.

WILLIAM C. COBB EMPLOYMENT AGREEMENT

Mr. Cobb’s Employment Agreement, dated April 27, 2011, provides for the following:

■	Five year term, included continued nomination for election to the Company’s Board of Directors while serving as the President and Chief Executive Officer of the Company.

■	Base salary of $950,000, with a sign-on bonus of $900,000, repayable if he terminates his employment prior to November 16, 2011 without Good Reason (as defined below).

■	Participation in the Company’s short-term incentive compensation program with a target award equal to 125% of base salary.

■	A stock option to purchase 606,470 shares of the Company’s Common Stock at $17.48 per share (the “Option Grant”), which was the fair market value of the stock on the grant date (May 2, 2011). The Option Grant will expire ten years from the date of grant, or five years following Mr. Cobb’s termination, whichever is earlier, unless otherwise forfeited due to failure to satisfy the vesting requirements as described below. Mr. Cobb has also been granted 128,720 restricted shares of the Company’s Common Stock (the “Restricted Stock Grant” and together with the Option Grant, the “Equity Grants”).

■	The Equity Grants will vest and become exercisable in three equal installments on December 24 of each of 2011, 2012 and 2013 and will vest in full if Mr. Cobb resigns for Good Reason, or upon Mr. Cobb’s death or disability. In the event of a change in control of the Company, the Equity Grants will vest in full if the continuing entity fails to assume or replace them with new, equivalent value awards. If the Equity Grants are assumed by the continuing entity, vesting will continue under the normal schedule and accelerate in full only if Mr. Cobb subsequently resigns for Good Reason or is involuntarily terminated without Cause (as defined below).

■	Participation in the Company’s 2003 Long-Term Executive Compensation Plan, with a long-term equity incentive award valued at no less than $4,500,000 for fiscal year 2012.

■	Reimbursement of Mr. Cobb’s relocation expenses in relation to the relocation of his family to the greater Kansas City area as provided under the Company’s standard executive relocation policy.

■	Severance benefits if Mr. Cobb resigns for Good Reason or is involuntarily terminated without Cause, consisting of:

■	Accrued and unpaid base salary and vacation;

■	Any annual bonus earned but unpaid with respect to a fiscal year ending prior to the termination date;

■	A lump-sum cash payment equal to the sum of Mr. Cobb’s base salary plus target annual bonus;

■	Payment to Mr. Cobb on a monthly basis for 18 months following the termination date of his COBRA premium payments attributable to continued participation in the Company’s standard health care program; and

■	Any performance bonus related to the year in which the termination occurs prorated for the number of days of Mr. Cobb’s employment during such year.

■	Severance benefits if Mr. Cobb resigns for Good Reason or is involuntarily terminated without Cause during the 120 day period preceding or the 24 month period following a change in control of the Company. These benefits are the same as those listed above, except:

■	The lump sum cash payment shall include a payment equal to twice Mr. Cobb’s base salary, not equal to it;

■	Payment to Mr. Cobb of a lump-sum cash payment equal to 24 months of COBRA premium payments, not 18 months in installments;

■	There shall be full and immediate vesting of the Equity Grants; and

■	Mr. Cobb’s severance may be reduced to the amount that will provide him the “best net after-tax” position.

■	The following constitute Cause:

■	Commission, through gross negligence or willful misconduct, of an act materially and demonstrably detrimental to the Company;

■	Commission of any act of dishonesty or breach of trust resulting in material personal gain or enrichment at the expense of the Company;

■	Uncured material violation of the confidentiality or restrictive covenant provisions of the agreement; or

■	Inability of Mr. Cobb or the Company to participate in any activity subject to governmental regulation and material to the business of the Company solely as the result of any action or inaction by Mr. Cobb.

■	The following constitute Good Reason:

■	A material diminution in base salary or target bonus opportunity;

■	A material breach by the Company; or

■	A relocation or material diminution in status, duties or authority (including reporting to anyone other than the Board of Directors).

■	Mr. Cobb will be subject to the following post-employment restrictive covenants: non-hire, non-solicitation and non-compete for one year following his last day of employment; non-disparagement of the Company for two years following his last day of employment; and non-disclosure of proprietary information in perpetuity.

EXECUTIVE COMPENSATION BENCHMARKS AND TARGETS

The Compensation Committee works with external compensation consultants to define the appropriate market for executive compensation and benchmark our executive compensation program against that market each year. We benchmark pay relative to a specific group of peer companies (the “Peer Group”) based on publicly disclosed information. We also review pay data from multiple survey sources, reflective of general industry pay levels for companies of relevant size based on market capitalization and total revenue for each of the NEOs. For fiscal year 2011, these survey sources were the Hewitt TCM Executive Survey and the Towers Perrin CDB Executive Survey. The Compensation Committee reviews summary survey/peer group data to confirm that the market references are appropriate for our business and the industries in which we compete for executive talent.

Our philosophy is for targeted total compensation (base pay plus targeted annual incentive plus long-term incentive grant values) to approximate over time the size-adjusted market median rate with a significant portion of pay tied to performance. On an individual basis, specific officers may have targeted total pay above or below market median to reflect factors such as experience, role, performance, etc. The Compensation Committee generally sets performance objectives so that targeted total compensation levels can be achieved only when targeted business performance objectives are met. Consequently, actual pay realized by executives will vary above or below the targeted level based on the degree to which specific performance objectives are attained.

For a more detailed explanation of our methodology in calculating our compensation packages, please see the Compensation Methodology and Calculation section on page 34.

ELEMENTS OF EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program consists of the following elements: base salary, short-term incentives, long-term incentives and benefits and perquisites. Each of our compensation elements fulfills one or more of our objectives of attracting, retaining, motivating and rewarding a high-performing executive team. These elements are evaluated by our Compensation Committee, which has authority to approve certain matters and makes recommendations to the Board regarding matters requiring Board approval (such as the compensation of our CEO and certain actions under plans in which the CEO participates). The Board takes these recommendations into account in making determinations.

It is the intent of the management and the Board of Directors to continue to increase the percentage of executive compensation that is based on long-term Company performance, and as the Company’s business plan evolves we anticipate increasing our focus on longer-term, multi-year measurement of performance in the overall compensation program.

The chart below shows the fiscal year 2011 mix of base salary, short-term and long-term incentive (based on amounts shown in the Summary Compensation Table on page 40) for our CEO and the average for our other NEOs (excluding Mr. Smyth). Mr. Bennett’s short-term incentive includes his sign-on bonus of $900,000.

BASE SALARY

We establish base salaries at levels designed to enable us to attract and retain talented executives and to reward these executives for consistent high performance over a sustained time period. We determine executive base salaries based on the executive’s role, experience and individual performance, as well as market data for similar positions among comparable companies within our industry.

For fiscal year 2011, base salaries for our NEOs were as follows:

	Fiscal Year	% Increase from
NEO	2011 Salary	Fiscal Year 2010

Officers
Alan M. Bennett	$950,000	n/a
Jeffrey T. Brown	360,000	35.6%
C. E. Andrews	525,000	0.0%
Philip L. Mazzini	400,000	48.1%
Robert J. Turtledove	300,000	0.0%
Former Officer
Russell P. Smyth	950,000	n/a

Mr. Bennett’s base salary for fiscal year 2011 was determined during the negotiation of his employment agreement.

On May 1, 2010, while Mr. Brown was still serving as the Company’s Controller, he became the Company’s interim Chief Financial Officer, but did not receive an increase in his base salary at that time. Mr. Brown was ultimately appointed the Chief Financial Officer on September 20, 2010, at which time his base salary was increased to reflect his promotion from Controller and interim Chief Financial Officer to Chief Financial Officer. Mr. Mazzini was appointed President, Retail Tax Services of HRB Tax Group, Inc., on August 31, 2010, at which time his base salary was increased to reflect his promotion from one of three Area Presidents of Retail Tax Services to the President of Retail Tax Services.

At their May 2011 meeting, the Compensation Committee approved the following fiscal year 2012 base salaries for our NEOs who are currently executive officers, effective July 1, 2011:

	Fiscal Year	% Increase from
NEO	2012 Salary	Fiscal Year 2011

Officers
Jeffrey T. Brown	$387,000	7.5%
C. E. Andrews	525,000	0.0%
Philip L. Mazzini	440,000	10.0%
Robert J. Turtledove	322,500	7.5%

The salary increases for Messrs. Brown, Mazzini and Turtledove reflect both a general market increase and recognition for their performances in fiscal year 2011. The resulting salaries for Messrs. Brown and Mazzini are positioned well below the market median for similar roles, reflecting the fact that they were recently appointed to their new positions. Mr. Andrews did not receive a salary increase for fiscal year 2012 in light of RSM McGladrey’s fiscal year 2011 performance and because his salary is well-positioned relative to the market.

SHORT-TERM INCENTIVE COMPENSATION

Our short-term incentive (“STI”) compensation program is designed to reward executives for achieving pre-established annual financial and operational goals. The financial performance goals are based on our fiscal year business plan. They are proposed by the CEO in consultation with other senior executives, and then reviewed by the Compensation Committee and, after any changes that are considered appropriate, are recommended to the Board for approval. These financial performance goals in general are tied directly to the business plan. Threshold and maximum performance goals are set below and above the target goals to establish an appropriate relationship between actual performance and changes in pay. STI target opportunities for our NEOs (as specified below) are intended to place a significant portion of our NEOs’ annual cash compensation at risk with Company performance, thereby aligning our NEOs’ compensation with shareholder interests. These target opportunities are also intended to provide competitive total compensation opportunities within our pay positioning context discussed above.

The CEO’s STI target opportunity is significantly higher than the other NEOs because the CEO’s duties and responsibilities are substantially more extensive than the other NEOs. Also, to ensure alignment with shareholders, a larger portion of the CEO’s annual cash opportunity is variable. Mr. Bennett’s target opportunity was set under the terms of his employment agreement, which included a minimum STI payment for fiscal year 2011 of $700,000. The minimum guarantee was deemed necessary by the Board as part of an overall compensation package intended to recruit and attract Mr. Bennett to serve as our President and Chief Executive Officer. To ensure that the guarantee did not diminish Mr. Bennett’s incentive to meet or exceed the Company’s performance goals, the guaranteed amount was set at slightly less than 60% of his target opportunity.

We pay STI compensation following completion of our fiscal year, and generally pay STI compensation only to the extent the Company (or the applicable business unit) has met the applicable threshold financial and strategic performance objectives. Prior to payment, the Compensation Committee reviews and approves the STI compensation payouts for senior executives, and recommends the CEO’s STI compensation payout to the Board for approval. STI compensation payouts for fiscal year 2011 would (i) be zero if the previously established threshold performance objectives were not met or (ii) range from 25% to 175% of the targeted award based on actual performance against the objectives (or zero to 200% for Mr. Andrews).

STI compensation payouts are paid in cash up to 150% of the targeted award opportunity. Payouts in excess of this level, if any, are delivered in restricted shares of our Common Stock under terms and restrictions identical to those of restricted stock awarded as long-term incentive compensation as described below. This approach is intended to support our retention objectives and enhance the alignment between management and shareholders by retaining a portion of the earned compensation at risk in the form of Company stock. The amount of restricted stock awarded is calculated by dividing the cash value of the applicable incentive compensation by the last reported closing price for our Common Stock as of the later of June 30 or the third trading day following our announcement of earnings for the most recently completed fiscal year (the date on which we historically have awarded restricted stock each year).

Actions Pertaining to Fiscal Year 2011 STI Compensation

In July 2010, the Compensation Committee recommended and the Board approved the fiscal year 2011 STI performance criteria and objectives for our corporate-level NEOs (Mr. Bennett and Mr. Brown):

Criteria	Threshold	Target	Maximum	Weight
H&R Block Net Earnings from Continuing Operations (in millions)	$419.5	$477.6	$535.7	55%

Tax Segment (Retail, Digital and International) Clients (in thousands)	22,836	23,282	23,729	45%

These criteria were selected for Mr. Bennett and Mr. Brown because they represented the key business drivers of shareholder value for fiscal year 2011. The balance was weighted slightly more towards net earnings from continuing operations because this metric best reflects the performance of the Company as a whole and therefore is the key driver of sustainable shareholder value creation.

The performance criteria for Mr. Mazzini and Mr. Turtledove for fiscal year 2011 were set as follows:

Criteria	Threshold	Target	Maximum	Weight
H&R Block Pretax Earnings (excluding RSM McGladrey, International and non-core lines of business) (in millions)	$562.4	$641.6	$720.8	60%

U.S. Retail and Digital Clients (in thousands)	19,727	20,278	20,830	40%

These criteria were selected for Mr. Mazzini and Mr. Turtledove because the Compensation Committee determined that based on their positions, their performance criteria and objectives should be more closely aligned with U.S. tax client results and related pretax earnings. The balance was weighted slightly more to pretax earnings because this metric is a key driver of long term growth for the tax business.

As President of RSM McGladrey, the Committee determined that Mr. Andrews’ STI performance criteria should be linked to both Company and RSM results. Accordingly, his 2011 criteria were set as follows:

Criteria	Threshold	Target	Maximum	Weight
H&R Block Net Earnings from Continuing Operations (in millions)	$419.5	$477.6	$535.7	30%

RSM Pretax Earnings (in millions)	$90.0	$96.4	$112.5	50%

RSM Revenue (in millions)	$839.2	$862.0	$884.7	20%

The table below shows the target-level payouts and actual awards under our fiscal year 2011 STI program for our NEOs:

NEO	(Target % of Base Salary)	Target Opportunity	Actual Award

Officers
Alan M. Bennett	125%	$1,187,500	$1,151,875
Jeffrey T. Brown	60%	216,000	209,520
C. E. Andrews	80%	420,000	42,000
Philip L. Mazzini	60%	240,000	304,800
Robert J. Turtledove	50%	150,000	190,500
Former Officers
Russell P. Smyth	n/a	n/a	n/a

For fiscal year 2011, Mr. Bennett and Mr. Brown received STI compensation of 97% of their targeted payout amounts primarily because one of their performance criteria, H&R Block net earnings from continuing operations, was only slightly above the threshold performance goal while the number of retail, digital and international clients served in the Tax Segment was at the maximum performance goal. Mr. Mazzini and Mr. Turtledove received fiscal year 2011 STI compensation payouts of 127% of their targeted amounts because not only were pretax earnings close to the target performance goal but also because the number of U.S. retail and digital tax clients served during fiscal year 2011 was at the maximum performance goal. Mr. Andrews’ fiscal year 2011 STI payout was 10% of his targeted amount because only one of his three performance criteria, H&R Block net earnings from continuing operations, slightly exceeded the threshold performance goal for payment.

Actions Pertaining to Fiscal Year 2012 STI Compensation

At their June 2011 meetings, the Compensation Committee recommended and the Board approved fiscal year 2012 target STI opportunities for our senior executives including the following current NEOs as follows:

	Target Opportunity	Target Opportunity
NEO	(as a % of Base Salary)	($ based on % of Base Salary)

William C. Cobb	125%	$1,187,500
Jeffrey T. Brown	60%	232,200
C. E. Andrews	80%	420,000
Philip L. Mazzini	70%	308,000
Robert J. Turtledove	50%	161,250

Mr. Cobb’s fiscal year 2012 target opportunity of 125% of his base salary was set under the terms of his employment agreement. Mr. Mazzini’s target opportunity for fiscal year 2012 was increased from 60% to 70% of base salary to make his target opportunity closer to the market median and to reflect his strong performance in his first year as the President of Retail Tax Services.

The methodology utilized by the Board to determine payouts for fiscal year 2012 STI is commonly referred to as a “plan within a plan” approach. Under this methodology, a specific STI “funding trigger,” or threshold level of performance, was approved by the Board at its June 2011 meeting. Achievement of this threshold, which was set at a specified level of H&R Block net earnings from continuing operations, results in potential funding of the bonuses for the current NEOs at the maximum payout level. Failure to achieve the threshold level of H&R Block net earnings from continuing operations will result in no payouts under the STI plan for fiscal year 2012. Assuming the threshold is attained, the actual payouts will depend on performance against a separate set of performance goals and payouts will range from 0% to 200% of each current NEO’s target STI opportunity. The H&R Block net earnings from continuing operations funding trigger was set in June to ensure that the payouts under the STI plan will be fully deductible by the Company as “performance-based compensation” under Internal Revenue Code Section 162(m). The setting of the detailed performance metrics will be completed prior to the start of tax season. This timing is especially appropriate due to the seasonal nature of the tax business, which delivers the majority of the Company’s revenues in the last four months of the Company’s fiscal year. Given this seasonality, the optimal planning cycle for the Company is generally in the summer and early fall. This methodology allows STI performance metrics to be set after the planning cycle but before the start of the next tax season.

LONG-TERM INCENTIVE COMPENSATION

Our long-term incentive compensation is designed to support multiple objectives, including (a) aligning management’s interests with those of shareholders, (b) tying compensation to the attainment of long-term operating goals and strategic initiatives, thereby mitigating incentive for management to pursue short-term objectives at the expense of long-term priorities, (c) ensuring that realized compensation reflects changes in shareholder value over the long-term, and (d) attracting and retaining highly skilled executives.

Our long-term incentive compensation is largely equity based and is awarded at the Board’s discretion, taking into account the Compensation Committee’s recommendations. We historically have awarded equity-based compensation on an annual basis as of the later of June 30 or the third trading day following our announcement of earnings for the most recently completed fiscal year; however, for fiscal year 2011, those equity-based compensation awards were made on October 1, 2010, after shareholder approval of an amendment to the 2003 Long-Term Executive Compensation Plan to increase the aggregate number of shares issuable under the Plan. From time to time we award equity-based compensation as part of an employment offer or promotion or, in certain limited instances, as a special award. The amount of equity-based compensation awarded is based on the executive’s level of job responsibility, long-term potential and individual and Company performance. The award amount is also guided by market data for positions of similar scope and responsibility.

In fiscal year 2011, our NEOs (except for Messrs. Bennett and Andrews, as discussed below) received a mix of equity-based compensation consisting of approximately 80% of value in stock options and 20% of value in time-based restricted stock. We weighted the mix of equity-based compensation so that our NEOs received a greater portion of long-term incentive compensation in stock options to ensure that payouts from our equity programs strongly reflect changes in shareholder value. The portion delivered in time-based restricted shares was primarily intended to serve as a retention tool, which the Committee viewed as especially important during fiscal year 2011 as a result of our CEO transition.

The forms of long-term compensation awarded in fiscal year 2011 pursuant to our 2003 Long-Term Executive Compensation Plan were as follows:

Stock Options

Option exercise prices are set at the closing price of the stock on the date of grant and the options generally expire after ten years. Stock options awarded in fiscal year 2011 generally vest in one-fourth annual increments beginning on the one year anniversary of the grant date. Awards granted in prior years generally vest in one-third annual increments beginning on the one year anniversary of the grant date. Prior to vesting, stock options may not be transferred and are in most cases forfeited upon cessation of employment. We have not re-priced previously granted options.

Restricted Stock

Prior to the lapse of restrictions, restricted stock may not be transferred and is in most cases forfeited upon cessation of employment. Restricted stock recipients do not receive cash dividends on any unvested restricted stock grants, except for those grants made prior to fiscal year 2011. Restricted stock recipients may vote unvested restricted stock shares at shareholder meetings. Restricted stock grants awarded in fiscal year 2011 vest in one-fourth annual increments beginning on the one year anniversary of the grant date. Grants made prior to fiscal year 2011 (and those made in fiscal year 2012), generally vest in one-third annual increments on the one year anniversary of the grant date.

Performance Cash

Pursuant to Mr. Andrews’ offer letter dated June 5, 2009, he was provided with (i) an initial target long-term performance cash award in fiscal year 2010 and (ii) the right to receive annual long-term performance cash award opportunities each subsequent fiscal year. The initial performance cash award and the right to receive subsequent annual performance cash award opportunities were granted on Mr. Andrews’ date of hire and were deemed instrumental in attracting him to the Company.

Mr. Andrews’ fiscal year 2011 long-term performance cash award opportunity of $640,000 provided him with the opportunity to earn a payout in the range of 0%-300% of the target award based on RSM McGladrey’s cumulative earnings over a three-year performance period, as follows: (i) maximum long-term performance cash payout (300% of target) for cumulative earnings for fiscal years 2011-2013 of at least $396.8 million, (ii) target long-term performance cash payout (100% of target) for cumulative earnings for fiscal years 2011-2013 of at least $351.7 million, and (iii) no long-term performance cash payout for cumulative earnings for fiscal years 2011-2013 of less than $316.5 million. We believe that using a performance metric specific to RSM McGladrey for this purpose is more appropriate than using a corporate level performance metric because Mr. Andrews’ responsibilities, as President of RSM McGladrey, relate exclusively to RSM McGladrey and not to the Company’s other businesses.

Mr. Andrews’ long-term performance cash award opportunity vests after three years (pursuant to performance against the RSM McGladrey cumulative earnings objective) and will be pro-rated if Mr. Andrews’ employment is terminated before the end of the three-year performance period. The award opportunity will be linearly interpolated for performance between the minimum and maximum payouts described above.

For fiscal 2011, our NEOs (except for Mr. Smyth) were granted stock options and restricted stock in the following amounts (see above for details regarding Mr. Andrews’ long-term performance cash award):

	Award	Stock	Exercise	Shares of
Officers	Value ($)(1)	Options	Price(2)	Restricted Stock

Alan M. Bennett	$2,500,000	1,000,000	$14.37	—
Jeffrey T. Brown	257,201	88,155	$12.59	6,355
C. E. Andrews	728,591	44,075	$12.59	—
Philip L. Mazzini	257,201	88,155	$12.59	6,355
Robert J. Turtledove	144,675	49,585	—	3,575

(1)	Represents the accounting grant date fair value of stock options and restricted stock under FASB Topic 718, “Stock Compensation.”
(2)	Stock option exercise prices vary due to different grant dates, as discussed below.

Mr. Bennett’s stock options were negotiated in connection with his hiring on July 7, 2010, and had a grant date of July 12, 2010. Pursuant to Mr. Bennett’s notice of termination of his employment agreement based upon his retirement, Mr. Bennett’s stock options will expire five years following his termination date of July 31, 2011, and became fully vested on July 11, 2011. Mr. Bennett’s stock options are exercisable as to one-fourth of the shares on each anniversary of the grant date.

The stock options and restricted stock awarded to Messrs. Brown, Andrews, Mazzini and Turtledove had a grant date of October 1, 2010, and will vest in one-fourth annual increments beginning on the first anniversary of the grant date.

ADJUSTMENTS TO LONG-TERM COMPENSATION PROGRAM

In June 2012, the Compensation Committee adjusted the long-term compensation program for fiscal year 2012 awards, as follows:

■	Shifting the mix of equity based compensation to: 30% performance shares, 20% restricted stock and 50% options.

■	Adopted a new performance share plan for executive officers utilizing performance metrics we believe are critical value drivers of the business that will further enhance the alignment between management and shareholder interests, as described below. The number of performance shares earned by an executive, if any, will depend on performance against specified goals over three separate 12-month performance periods, and earned shares will be deferred and subject to “cliff” vesting based on continued employment at the end of the entire 36-month performance period.

■	Adopted 3-year vesting for stock options and restricted stock grants to align with the performance share plan and tie the equity-based compensation opportunity more closely with the Company’s evolving 3-year strategic plan.

The charts below highlight the changes in the long-term incentive mix from 2011 to 2012.

2011 Long-Term Incentive Mix
Stock Options	Restricted Stock
80%	20%

2012 Long-Term Incentive Mix
Stock Options 50%	Performance Shares 30%	Restricted Stock 20%

Under the new performance share plan, a targeted number of performance shares will be awarded annually as of the later of June 30 or the third trading day following our announcement of earnings for the most recently completed fiscal year. Under the plan:

■	A participating executive has the opportunity to earn a performance share payout of 0% to 200% of the target number of shares, based on performance against pre-established performance metrics (and subject to the award modifier discussed below).

■	Performance is measured over three separate twelve-month performance periods, with the average results for the three performance periods determining the number of performance shares earned. This amount is subject to potential modification of up to plus or minus 25% based on the Company’s total shareholder return (“TSR”) over the entire three-year period relative to the S&P 500. As a result of the TSR modification, the resulting maximum award could be as high as 250% of the target award but only if the maximum performance goals were met in each of three twelve-month performance periods and TSR over the entire three-year period equals or exceeds the 80th percentile.

■	The operational performance metrics for the first of the three, twelve-month performance periods are H&R Block revenue and EBITDA, weighted equally.

■	Vesting of earned shares, if any, occurs at the end of the three-year performance period, subject to the following: (a) an executive will forfeit their award if they are terminated for cause or voluntarily terminate employment prior to vesting; and (b) an executive will receive a pro-rata portion of their award based on death, disability, retirement or involuntary termination without cause prior to vesting.

■	Performance shares are settled upon vesting using shares of our Common Stock and do not pay dividends during the vesting period. Instead, dividend equivalents are carried as fractional performance shares and, if the performance shares vest, they are settled as additional shares of Common Stock in proportion to the number of performance shares that vested (and therefore dividends are not paid on performance shares that are not earned).

■	Unvested performance shares do not carry voting rights; shares earned through achievement of performance objectives carry voting rights once the shares are paid out in common stock.

The Compensation Committee adopted the performance share plan to increase the focus on specific operational metrics and relative TSR. The Committee believes this is an important directional shift. The Company is adopting a three-year business planning cycle and it is expected that future performance share awards will have three-year performance metrics based on this cycle.

In conjunction with the adoption of the performance share plan, the Committee substituted performance shares for stock options, reducing stock options from 80% to 50% of the long-term incentive compensation awards for fiscal year 2012.

In June 2012, our current NEOs were awarded long-term incentive compensation grants as follows:

				Shares of
	Award	Stock	Performance	Restricted
	Value	Options	Shares	Stock	Performance
Officers	($)(1)	(#)	(#)	(#)	Cash ($)

William C. Cobb	$4,500,000	694,445	77,320	56,110	-
Jeffrey T. Brown	500,000	77,160	8,590	6,235	-
C. E. Andrews	750,000	46,295	-	-	$600,000
Philip L. Mazzini	700,000	108,025	12,025	8,730	-
Robert J. Turtledove	300,000	46,295	5,155	3,740	-

(1)	Represents the accounting grant date fair value of restricted stock under FASB Topic 718, “Stock Compensation”, and the Black Scholes value of stock options.

Under the terms of Mr. Cobb’s Employment Agreement, Mr. Cobb was to receive a long-term incentive compensation grant for fiscal year 2012 valued at not less than $4,500,000. This grant value was determined during the negotiation of Mr. Cobb’s Employment Agreement and future awards will be determined by the Board based on the recommendation of the Committee that reflect his performance and other appropriate factors. Mr. Bennett was not awarded a long-term compensation grant for fiscal year 2012 because of his retirement as President and Chief Executive Officer of the Company effective May 16, 2011. The values of the fiscal year 2012 long-term incentive compensation grants have increased from fiscal year 2011 for the NEOs (except for Mr. Andrews) to better position them relative to the market and to reflect the strong fiscal year 2011 performance.

The fiscal year 2012 performance metrics specified above were selected because we believe they are critical drivers of sustained value creation over the longer term.

COMPENSATION “CLAW-BACK” POLICY

In the event of a restatement of our financial results, the Board has the authority to seek reimbursement of any portion of performance-based or incentive compensation paid, vested or awarded in any previous year that is greater than would have been paid or awarded if calculated based on the restated financial results. It is the policy of the Board that it will seek such reimbursement in the event any such situation should arise.

BENEFITS

We provide certain benefits to all full-time employees such as: employer matching contributions to our qualified retirement plan; an employee stock purchase plan that permits purchases of our Common Stock at a discount; life insurance; and health and welfare benefit programs. Benefits for executives generally are the same as benefits for all other full-time employees, except that executive officers and certain key employees may participate in our executive life insurance plan and our deferred compensation plan. We believe our executive benefit program is conservative relative to market practice, which is consistent with our philosophy to emphasize the direct elements of our executive compensation program.

In order to attract and retain executives, we offer an executive life insurance plan that provides death benefits up to three times the participating executive’s salary. The death benefits are payable to beneficiaries designated by the participating executives.

Our deferred compensation plan is designed to build retirement savings by offering participants the opportunity to defer salary and short-term incentive compensation. Gains or losses are posted to a participant’s account pursuant to his or her selection of various investment alternatives. The plan benefits are paid following termination of employment, with a six month delay to fully comply with Internal Revenue Code (“IRC”) Section 409A, except in cases of disability or hardship. This plan does not provide for any Company match into the deferred compensation plan but does provide for restoration benefits of our qualified 401(k) plan should executives be limited under IRC Section 401(a)(17) limits on compensation taken into account under the 401(k) plan.

PERQUISITES

We generally provide minimal perquisites to our executive officers and therefore believe our overall executive perquisites are well below the market median relative to our Peer Group. These perquisites consist primarily of free tax preparation services at local H&R Block offices.

In connection with hiring Mr. Bennett, we agreed to provide him with the following perquisites on a tax “grossed up” basis for the six month period beginning July 7, 2010 (the effective date of his election as President and Chief Executive Officer): (i) reasonable and customary furnished housing and rental car expense while in Kansas City in connection with the Company’s business and (ii) use of the Company’s Net Jet share for one round trip per week between Mr. Bennett’s Connecticut or Florida residences and Kansas City. These provisions were implemented in order to encourage Mr. Bennett to immediately assume the role of President and Chief Executive Officer following the unexpected resignation of Mr. Smyth. The provisions were deemed appropriate to ensure that Mr. Bennett would not incur economic costs attributable to commuting to and from our corporate headquarters, thereby assuring that he was available continuously and able to immediately engage in leading the Company upon his hire.

COMPENSATION METHODOLOGY AND CALCULATION

PEER GROUP

The Compensation Committee reviews the Peer Group annually and revises it as circumstances warrant. The Peer Group of companies used in fiscal year 2011 remained unchanged from the 30 companies used in fiscal year 2010. The Compensation Committee originally identified this Peer Group utilizing an objective process to identify service-oriented companies (as opposed to companies in manufacturing, energy, financial services, health care, materials, utilities, media and gaming categories) of relevant size. More specifically, we identified members of the S&P 1500 that fall within service-oriented categories under the Global Industry Classification Standards (“GICS”) and then narrowed this group to the 30 companies immediately adjacent to us in terms of annual revenue and/or market capitalization (15 larger and 15 smaller), subject to certain additional constraints. The resulting Peer Group represented a broad spectrum of companies in service and service-related industries. The Peer Group for fiscal year 2011 consisted of the following companies:

Peer Group 2011
Sherwin-Williams Co.	Affiliated Computer Services	Abercrombie & Fitch
Carmax Inc.	Darden Restaurants	Cintas
PetSmart Inc.	Advance Auto Parts	Molex
Western Union Co.	Dick’s Sporting Goods Inc.	American Eagle Outfitters
Avery Dennison	Fidelity National Information Services	Tiffany & Co.
Autozone	Wyndham Worldwide	Apollo Group Inc.
Starwood Hotels & Resorts	Cognizant Technology Solutions Corp.	Expedia
Pitney Bowes	Hewitt Associates Inc.	O’Reilly Automotive
Dollar Tree Inc.	Iron Mountain Inc.	Robert Half
Ross Stores	Fiserv	Intuit Inc.

For fiscal year 2012, the Compensation Committee revised the Peer Group using a screening process that focused more on the nature of the Company’s business. This approach was intended to eliminate companies that might be in service or service-related industries but which have clearly different operating models — such as lodging, restaurant and specialty retail — that may employ different compensation philosophies and attract different types of talent. We endeavor to identify companies with greater comparability to our core businesses, including tax and professional services, retail banking and consulting services and products. The revised approach resulted in a peer group of 18 companies with median revenue of approximately $4 billion. It consists of the following companies:

Peer Group 2012
Aon	DST Systems	Intuit Inc.
Apollo Group	Equifax	MasterCard
Automatic Data Processing	Fidelity National Information Services	Robert Half International
CA	First American Financial Corp.	Unisys
Cognizant Technology Solutions	Fiserv	Willis Group Holdings
Convergys	Garmin	Yahoo!

Relative to this revised peer group, the fiscal year 2012 targeted total compensation for our executive officers was between the 25th percentile and market median.

USE OF EXTERNAL CONSULTANTS

The Compensation Committee retains Frederic W. Cook & Co., Inc. (“Frederic Cook”) as its external compensation consultant for objective advice and assistance on executive compensation matters. Frederic Cook advised the Committee on issues pertaining to executive compensation, including the assessment of market based compensation levels, the selection of our Peer Group, our pay positioning relative to the market, the mix of pay, incentive plan design, and other executive employment matters. Frederic Cook provided its advice based in part on prevailing and emerging market practices, as well as our specific business context. In fiscal year 2011, Frederic Cook performed no other services for the Company. It is the general policy of the Board that external compensation consultants for the Compensation Committee must be independent and serve the Compensation Committee exclusively, and may not perform any other services for the Company at any time. Frederic Cook performs no other services for the Company.

EXECUTIVE EVALUATION PROCESS

Our Compensation Committee reviews our CEO’s performance each year against the financial, strategic and individual objectives established previously by the Board of Directors. Based upon its review and with assistance from its external compensation consultant, the Compensation Committee makes recommendations to the Board of Directors regarding the CEO’s compensation. The Board then determines the CEO’s compensation, taking into account the Compensation Committee’s recommendation and their own review of the CEO’s performance. The CEO does not play a role in determining his own compensation, other than discussing his annual performance review with the Chairman of the Board.

For more detailed information on our CEO transition, please see the summary on page 24.

Mr. Bennett was hired in fiscal year 2011 following his previously successful tenure as interim President and Chief Executive Officer from December 2007 to August 2008. His compensation for fiscal year 2011 was established during the course of negotiating his employment agreement, and thus was not subject to our normal CEO evaluation process. Mr. Bennett’s fiscal year 2011 short-term incentive compensation bonus was subject to Company performance (as discussed below), but as a result of his appointment as CEO after the fiscal year had commenced, was guaranteed at a minimum level.

Mr. Smyth resigned prior to the Compensation Committee and the Board conducting the evaluation process for his fiscal year 2011 compensation.

William C. Cobb was elected as the Company’s CEO effective May 16, 2011 and his target compensation for fiscal year 2012 was established during the course of negotiating his employment agreement. Under the terms of Mr. Cobb’s employment agreement, Mr. Cobb was provided with a fiscal year 2012 minimum $4,500,000 long-term compensation grant; however his short-term incentive compensation bonus for fiscal year 2012 is not guaranteed and will depend on the Company’s performance against specific goals established by the Compensation Committee.

Our Compensation Committee assesses the performance of other executive officers and approves the compensation of such officers, taking into account recommendations of the CEO and input from its external compensation consultant. Our CEO and senior vice president of human resources assist the Compensation Committee in reaching compensation decisions regarding executives other than the CEO and the senior vice president of human resources. In addition, the CEO (with input from other senior executives) develops recommendations for the Board’s approval regarding performance goals under our short-term incentive compensation program. Executive officers do not play a role in determining their own compensation, other than discussing their annual performance reviews with their supervisor and, in the case of the CEO, making recommendations for the Board’s approval regarding performance goals under our variable compensation program.

ANNUAL COMPENSATION PROGRAM REVIEW

Our Compensation Committee annually reviews all components of compensation for our CEO and other executive officers. This review encompasses all forms of compensation, including base salary, short-term incentives, long-term incentives, and other benefits, as well as amounts pursuant to retirement and non-qualified deferred compensation plans. As a part of this process, the Compensation Committee also reviews tally sheets of executive termination costs for each of these executive officers, including potential payments upon any “change of control.” Based on the fiscal year 2011 review, we believe our executive termination costs are reasonable and below the median relative to our Peer Group. Further information regarding payments upon a change of control and other termination scenarios is provided on page 49.

Although non-binding, the Compensation Committee and the Board consider the results of the most recent shareholder advisory vote on executive compensation or “say-on-pay” vote in determining compensation policies and decisions concerning our executives.

OTHER AWARDS

We occasionally offer sign-on awards as a means to attract executives. These awards are typically offered in negotiating employment terms and generally are in the form of cash, guaranteed short-term incentive bonuses in the initial year of employment, or grants of long-term equity-based compensation, including stock options or restricted stock. In connection with recruiting and attracting Mr. Bennett to serve as the Company’s President and Chief Executive Officer in July 2010, Mr. Bennett was provided with a stock option grant (as discussed above) and a cash sign-on bonus of $900,000 on July 18, 2010. Additionally, in connection with recruiting and attracting Mr. Cobb to serve as the Company’s President and Chief Executive Officer upon Mr. Bennett’s retirement, Mr. Cobb was provided with the following (as discussed above): (i) a stock option to purchase 606,470 shares of the Company’s Common Stock; (ii) 128,720 restricted shares of the Company’s Common Stock; (iii) a cash sign-on bonus of $900,000; and (iv) the right to receive a long-term equity compensation award valued at no less than $4,500,000 for fiscal year 2012.

STOCK OWNERSHIP GUIDELINES

We believe that our executive officers should have a significant financial stake in the Company to ensure that their interests are aligned with those of our shareholders. To that end, we have adopted stock ownership guidelines that define ownership expectations for certain executive officers. Under these guidelines, executive officers are expected to own shares at certain minimum levels within five years of employment taking into account direct and indirect ownership of shares and share equivalents, vested stock options and restricted stock held in Company plans.

During fiscal year 2011, we modified our stock ownership guidelines to move away from a fixed number of share ownership requirement to the more common practice of determining ownership levels as a multiple of base pay. In addition, beginning in fiscal year 2011, executives are now required to hold any equity that vests or is exercised (net of taxes) until ownership requirements are met. The required levels are as follows:

Officer Title	Share Requirement

CEO	5x Base Salary
Chief Financial Officer	3x Base Salary
General Counsel	3x Base Salary
Retail Tax President	3x Base Salary
All Other NEOs	2x Base Salary

Of our current NEOs, Mr. Andrews has attained the ownership target and Messrs. Brown, Mazzini and Turtledove are progressing toward attaining the targets. In instances where an executive fails to attain the target ownership level within five years, our CEO may require the executive to utilize net cash bonuses to purchase shares or shift the mix of equity awards until the guidelines are satisfied. The Compensation Committee and our CEO annually review each executive’s progress toward meeting the stock ownership guidelines.

ACCOUNTING FOR STOCK-BASED COMPENSATION

We recognize stock-based compensation expense for the issuance of stock options, restricted stock, and performance shares, as well as stock purchased under our employee stock purchase plan pursuant to FASB Accounting Standards Codification Topic 718 (formerly referred to as FAS 123(R)), “Share-Based Payment.” Under this accounting methodology, we recognize stock-based compensation expense for the issuance of stock options, restricted stock, performance shares and shares under our employee stock purchase plan on a straight-line basis over applicable vesting periods.

TAX CONSIDERATIONS

We believe it is in our shareholders’ best interest to maximize tax deductibility when appropriate. Section 162(m) of the IRC limits to $1 million our federal income tax deduction for compensation paid to any of our NEOs (other than our Chief Financial Officer), subject to certain exceptions, including for performance-based compensation. We have designed the H&R Block Executive Performance Plan and portions of our equity-based compensation so that such compensation would be deductible under Section 162(m), although individual exceptions may occur when the Compensation Committee and Board believe it is in our shareholders’ best interest, balancing tax efficiency with long-term strategic objectives. If necessary to comply with Section 162(m), certain compensation matters will be approved by the Company’s “outside” directors, as such term is defined under Section 162(m).

EMPLOYMENT, TERMINATION OF EMPLOYMENT AND SEVERANCE ARRANGEMENTS

EMPLOYMENT AGREEMENTS

Beginning in fiscal year 2010, the Company made the decision to eliminate employment agreements for executives, except for the President and Chief Executive Officer position, and to standardize employment terms under other comprehensive agreements. Consistent with this decision, during fiscal year 2011, only Mr. Bennett and Mr. Smyth were parties to employment agreements with a subsidiary of the Company. These employment agreements are described beginning on page 45.

EMPLOYMENT ARRANGEMENTS

Mr. Andrews and Mr. Turtledove have employment arrangement with subsidiaries of the Company, the terms of which are contained within their respective offer letters. Additional information about these offer letters is set forth on page 46.

EXECUTIVE SEVERANCE PLAN

In connection with the Company’s movement from executive employment agreements to standardized employment terms and agreements, in May 2009, the Company adopted the H&R Block Executive Severance Plan (“Executive Severance Plan”). Information regarding the Executive Severance Plan is included on page 46.

Messrs. Brown, Andrews, Mazzini and Turtledove are participants in the Executive Severance Plan. Messrs. Bennett and Smyth did not participate in the Executive Severance Plan as the terms of their severance arrangements were included in their respective employment agreements.

The Executive Severance Plan is intended to support a variety of objectives, including (a) standardization of severance policy among the senior officers, which ensures internal parity, simplifies internal administration, and mitigates negotiation at hire and termination, and (b) attracting and retaining highly skilled executives by protecting them from the short-term economic consequences associated with unexpected termination of employment in the absence of cause. Based on a review of competitive data and advice from the Compensation Committee’s independent consultant, we believe the benefits our NEOs would receive under various severance scenarios are very conservative relative to the market but sufficient to support the above objectives.

CHANGE OF CONTROL PROVISIONS

Change of control provisions for our NEOs, except for Mr. Bennett (as discussed below), are set forth in the Executive Severance Plan, discussed on page 47. We provide these “change of control” benefits as a means to attract and retain talented executives, who could have other job alternatives that may appear more attractive absent these benefits. In addition, by providing financial protection in the event that a transaction results in the loss of employment, the change of control program helps to ensure the independence and objectivity of our executives when reviewing potential transactions. The Executive Severance Plan does not provide for any gross-up payments to offset tax liabilities that result from change of control payments. All payments under the Executive Severance Plan require both a change of control and the subsequent loss of employment by the NEO (considered a “double trigger”).

In addition, in connection with equity awards granted pursuant to our 2003 Long-Term Executive Compensation Plan, our current NEOs have entered into award agreements with the Company that contain provisions accelerating the vesting of equity awards upon certain changes of control and the subsequent loss of employment following the business transaction (considered a “double trigger”). We use this “double trigger” equity acceleration policy to protect against the loss of retention power following a change in control and to avoid windfalls, both of which would occur if vesting accelerated automatically as a result of a transaction. Equity acceleration following a change of control under the award agreements is discussed on page 47.

Mr. Bennett’s employment agreement provided that in the event of a change in control of the Company prior to July 7, 2011, Mr. Bennett was eligible to receive a tax gross-up payment in the event that it was determined that he received an excess parachute payment under applicable IRS rules. This payment was intended only to restore excise taxes and would not provide additional compensation to restore ordinary income taxes. In addition, it was applicable only if the total parachute payment exceeds the amount under which no excise tax would apply by at least $100,000. If the total parachute payment exceeded this level by less than $100,000, Mr. Bennett’s benefits would have been reduced to avoid the excise tax. Following Mr. Smyth’s resignation as President and Chief Executive Officer of the Company, the Board determined that it was desirable to appoint a new Chief Executive Officer promptly so that planning for the 2011 tax season could be continued without interruption. The Board also concluded that Mr. Bennett’s extensive knowledge of the Company’s business derived from his prior experience as interim Chief Executive Officer in 2007-2008 and his continuing service on the Company’s Board of Directors made him well suited for the position. Because of the manner in which excise taxes are determined under IRS rules, the Board recognized that Mr. Bennett would have been more likely to face potential excise taxes if a change in control occurred shortly after his hire, and that such a consequence could create an economic disincentive to assume the role of President and Chief Executive Officer or to support potential transactions that may be in shareholders’ best interests. Consequently, the Board believed that the provision of a limited tax gross-up was appropriate in light of these circumstances and for several other reasons, including (i) the fact that the gross-up would only have applied if the total value of change in control payments exceeded by at least $100,000 the IRS “safe harbor” (i.e., the amount of parachute payment below which no excise tax would apply), and (ii) the limited time and scope of Mr. Bennett’s gross-up relative to typical gross-up provisions.

The Company has historically avoided the use of excise tax gross-up provisions relating to a change in control and has no gross-up obligations in place with respect to any other executive officers, including Mr. Cobb, who assumed the role of President and Chief Executive Officer as of May 16, 2011. Mr. Bennett’s gross-up provision provided potential benefits substantially reduced from gross-up provisions used by many other companies. Most importantly, Mr. Bennett’s gross-up provisions were scheduled to expire approximately one year from the date of Mr. Bennett’s hire (July 7, 2011), compared to the multi-year terms or indefinite expiration dates used by many other companies. As a result of Mr. Bennett’s retirement on May 16, 2011, the gross-up provision is no longer applicable and there are no other executives who have a similar benefit. Consistent with the Company’s historical practice, in the future we intend to refrain from providing excise tax gross-up provisions relating to a change in control.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussion with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2011 proxy statement.

COMPENSATION COMMITTEE
L. Edward Shaw, Jr., Chairman
Len J. Lauer
Bruce C. Rohde
Tom D. Seip
Christianna Wood

RISK ASSESSMENT IN COMPENSATION PROGRAMS

With the assistance of Frederic Cook, the Company has assessed its broad-based and executive compensation programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. Our risk assessment included two work streams — one focused on reviewing areas of enterprise risk and the other focused on identifying compensation design risk. Our enterprise risk analysis examined the types and magnitudes of risks the business areas present to the Company. Our compensation design risk analysis examined the potential risks in the design of our performance-based compensation arrangements. With respect to each performance-based compensation plan, we identified and assessed the risk profile of the plan. Finally, we evaluated on a combined basis the results of the enterprise and compensation risk assessments, on a business-by-business basis. As a result of our analysis, we believe that our compensation policies and practices do not create inappropriate or unintended material risk to the Company as a whole, and that, consequently, our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following non-employee directors serve on the Compensation Committee of the Board of Directors: L. Edward Shaw, Jr. (Chairman), Len J. Lauer, Bruce C. Rohde, Jr. Tom D. Seip, and Christianna Wood. No director serving on the Compensation Committee during fiscal year 2011 (a) was or was formerly an officer or employee of the Company or any of its subsidiaries, or (b) had any relationships requiring disclosure in the proxy statement.

SUMMARY COMPENSATION TABLE

The following table sets forth for the fiscal year ended April 30, 2011 the compensation paid to or earned by the Company’s principal executive officer and principal financial officer, each of the Company’s three highest paid executive officers (other than the principal executive officer and principal financial officer) who were serving as an executive officer of the Company at the end of such fiscal year, and one additional executive officer (Russell P. Smyth) who served as the Company’s principal executive officer during a portion of the fiscal year ended April 30, 2011 (collectively, the “Named Executive Officers” or “NEOs”).

						Non-Equity
				Stock	Option	Incentive Plan	All Other
	Fiscal	Salary		Awards	Awards	Compensation	Compensation
Name and Principal Position	Year(1)	($)(2)	Bonus(3)	($)(4)	($)(5)	($)(6)	($)(7)	Total ($)
Alan M. Bennett, Chief Executive Officer(8)	2011	773,674	1,600,000	-	2,500,000	451,875	348,091	5,673,640

Jeffrey T. Brown, Chief Financial Officer(9)	2011	320,326	-	80,009	177,192	209,520	22,003	809,050

C.E. Andrews, President, RSM McGladrey, Inc.(10)	2011 2010	525,000 451,635	- 336,000	- -	88,591 199,670	42,000 -	18,844 20,201	674,435 1,007,506

Philip L. Mazzini, President, Retail Tax Services of HRB Tax Group, Inc.(9)	2011	348,296	5,652	80,009	177,192	304,800	24,415	940,364

Robert J. Turtledove, Senior Vice President and Chief Marketing Officer(10)	2011 2010	300,000 212,500	- -	45,009 200,012	99,666 -	190,500 -	19,577 44,533	654,752 457,045

Russell P. Smyth,	2011	334,659	-	-	-	-	53,609	388,268
Former Chief Executive	2010	950,000	-	520,038	1,781,419	-	30,967	3,282,424
Officer(11)	2009	712,500	783,750	-	3,480,000	-	289,978	5,266,228

(1)	Compensation for fiscal year 2009 and/or 2010 is included for only those NEOs who were also named executive officers of the Company for such fiscal year(s).
(2)	Messrs. Brown, Andrews and Mazzini each deferred a portion of their fiscal year 2011 salaries under the Deferred Compensation Plan for Executives, which is included in the Nonqualified Deferred Compensation Table on page 44 of this proxy statement. Each of the Named Executive Officers other than Mr. Smyth contributed a portion of their salary to the Company’s 401(k) savings plan, the H&R Block Retirement Savings Plan.
(3)	In accordance with the terms of Mr. Bennett’s employment agreement to serve as the Company’s President and Chief Executive Officer effective July 7, 2010: (i) Mr. Bennett was paid a $900,000 cash sign-on bonus on July 18, 2010; and (ii) Mr. Bennett was provided with a minimum guaranteed short-term incentive compensation bonus for fiscal year 2011 of $700,000. In June 2010, Mr. Mazzini was recognized as one of the Company’s “top 100” performers and was awarded with an incentive trip valued at $5,652.
(4)	This column represents the grant date fair value under FASB ASC Topic 718, “Stock Compensation” (“FASB 718”) for restricted shares of the Company’s Common Stock granted during fiscal year 2011, as well as prior fiscal years, pursuant to the Company’s 2003 Long-Term Executive Compensation Plan. The grant date fair value of a restricted stock award is computed in accordance with FASB 718 utilizing assumptions discussed in Item 8, Note 14 “Stock-Based Compensation” to the Company’s consolidated financial statements in the Form 10-K for the year ended April 30, 2011, as filed with the SEC. During fiscal year 2011, Mr. Smyth forfeited 28,095 restricted shares of the Company’s Common Stock granted in fiscal year 2010 with a grant date fair value of $520,038 (calculated in accordance with the foregoing assumptions).
(5)	This column represents the grant date fair value under FASB ASC Topic 718, “Stock Compensation” (“FASB 718”) for stock options granted during fiscal year 2011, as well as prior fiscal years, pursuant to the Company’s 2003 Long-Term Executive Compensation Plan. The grant date fair value of a stock option award is computed in accordance with FASB 718 utilizing assumptions discussed in Item 8, Note 14 “Stock-Based Compensation” to the Company’s consolidated financial statements in the Form 10-K for the year ended April 30, 2011, as filed with the SEC. During fiscal year 2011, Mr. Smyth forfeited the following: (i) 506,085 stock options granted in fiscal year 2010 with a grant date fair value of $1,781,419; and (ii) 900,000 stock options granted in fiscal year 2009 with a grant date fair value of $3,480,000 (in each case calculated in accordance with the foregoing assumptions).
(6)	This column represents amounts awarded and earned under the Company’s short-term incentive compensation program, as discussed on page 27 of this proxy statement. Mr. Bennett earned a fiscal year 2011 short-term incentive compensation award of $1,151,875, but, as discussed in footnote 3 above, $700,000 of this award was guaranteed and was therefore included in the Bonus column of this table.
(7)	For fiscal year 2011, these figures include the following: (a) the insurance premiums paid by the Company with respect to term life insurance maintained by the Company for the benefit of each of the Named Executive Officers of $808 (Mr. Bennett), $381

(Mr. Brown), $276 (Mr. Andrews), $410 (Mr. Mazzini), $360 (Mr. Turtledove), and $190 (Mr. Smyth); (b) payment by the Company for participation in the Company’s group legal plan of $29 (Mr. Brown), $29 (Mr. Mazzini), and $5 (Mr. Smyth); (c) the Company’s matching contributions under the Company’s Deferred Compensation Plan for Executives of $1,981 (Mr. Brown), and $2,665 (Mr. Mazzini); (d) the Company’s matching contributions under the H&R Block Retirement Savings Plan (“RSP”) of $24,500 (Mr. Bennett), $13,904 (Mr. Brown), $11,812 (Mr. Andrews), $14,333 (Mr. Mazzini), and $12,250 (Mr. Turtledove); (e) restricted stock dividends of $2,986 (Mr. Brown), $2,271 (Mr. Mazzini), $5,770 (Mr. Turtledove), and $4,214 (Mr. Smyth); (f) the economic value of the death benefit provided by the Company’s Executive Survivor Plan (“ESP”) of $6,049 (Mr. Bennett), $2,722 (Mr. Brown), $2,906 (Mr. Andrews), $1,836 (Mr. Mazzini), $1,197 (Mr. Turtledove), and $5,354 (Mr. Smyth) (the imputed income reported from the ESP represents the portion of the premium paid by the Company pursuant to the ESP that is attributable to term life insurance coverage for the executive officer; the ESP provides only an insurance benefit with no cash compensation element to the executive officer); (g) reimbursement of the cost of Mr. Andrews’ annual physical examination ($3,850); (h) payment by the Company on Mr. Bennett’s behalf of the incremental cost for personal use of the Company’s Net Jet aircraft share by Mr. Bennett for one round trip per week between Mr. Bennett’s personal residences and Kansas City for the first six months of Mr. Bennett’s employment as President and Chief Executive Officer of the Company effective July 7, 2010 ($236,519) (this incremental cost includes variable costs incurred as a result of personal flight activity, such as hourly charges for each flight, fuel charges, applicable taxes and miscellaneous fees; it excludes non-variable costs, such as the Company’s monthly management fee and insurance fees); (i) payment by the Company on Mr. Bennett’s behalf of Mr. Bennett’s housing expenses in Kansas City, Missouri for the first six months of Mr. Bennett’s employment as President and Chief Executive Officer of the Company effective July 7, 2010 ($20,035); (j) payment by the Company on Mr. Bennett’s behalf of Mr. Bennett’s lease for an automobile in Kansas City, Missouri for the first six months of Mr. Bennett’s employment as President and Chief Executive Officer of the Company effective July 7, 2010 ($5,491); (k) tax gross-ups provided to Mr. Bennett by the Company related to Mr. Bennett’s imputed income resulting from payments by the Company on Mr. Bennett’s behalf for (i) his personal use of the Company’s Net Jet aircraft share ($9,649), (ii) his housing expenses in Kansas City, Missouri ($10,380), and (iii) his automobile lease expense ($4,245); and (l) relocation expenses paid on behalf of Mr. Bennett ($30,415) and Mr. Mazzini ($2,871); and (m) vacation pay to Mr. Smyth ($43,846).

(8)	Mr. Bennett was appointed President and Chief Executive Officer of the Company effective July 7, 2010 pursuant to an employment agreement with an indirect subsidiary of the Company that provided for certain benefits and compensation reflected in this table. Summaries of Mr. Bennett’s employment agreement and Mr. Bennett’s subsequent retirement as President and Chief Executive Officer of the Company effective May 16, 2011 are set forth below under Employment Agreements, Change of Control and Other Arrangements, beginning on page 45.
(9)	Messrs. Brown and Mazzini are participants in the Company’s Executive Severance Plan, a summary of which is set forth below under Employment Agreements, Change of Control and Other Arrangements on page 46.

(10)	In connection with the hiring of Messrs. Andrews and Turtledove in fiscal year 2010, we included certain information regarding their initial compensation in their respective offer letters. Additionally, Messrs. Andrews and Turtledove are participants in the Company’s Executive Severance Plan. Additional information about these offer letters and the Executive Severance Plan is set forth below under Employment Agreements, Change of Control and Other Arrangements on page 46.
(11)	Mr. Smyth was appointed President and Chief Executive Officer of the Company effective August 1, 2008 pursuant to an employment agreement with an indirect subsidiary of the Company that provided for certain benefits and compensation reflected in this table. Summaries of Mr. Smyth’s employment agreement and Mr. Smyth’s subsequent resignation as President and Chief Executive Officer of the Company effective July 7, 2010 are set forth below under Employment Agreements, Change of Control and Other Arrangements, beginning on page 45.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information about non-equity incentive plan awards, equity incentive plan awards, and stock awards granted to our Named Executive Officers during the fiscal year ended April 30, 2011. The compensation plans under which the grants in the following table were made are described on pages 30 through 33 in this proxy statement.

			Estimated Future Payouts
			Under			Estimated Future
			Non-Equity Incentive			Payouts Under Equity
			Plan Awards			Incentive Plan Awards
									All
									Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise
									Number of	Number of	or Base	Grant Date
									Shares of	Securities	Price of	Fair Value
									Stock or	Underlying	Option	of Stock and
Name of	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Executive	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)(1)	(#)	($/Sh)	Awards($)
Bennett
-Sign-On Bonus(2)	-	-	-	900,000	-	-	-	-	-	-	-	-
-STI Award(3)	-	-	296,875	1,187,500	1,662,500	-	-	-	-	-	-	-
-LTI Award(4)	7/12/10	7/07/10	-	-	-	-	-	-	-	1,000,000	$14.37	2,500,000
Brown
-STI Award(3)	-	-	54,000	216,000	378,000	-	-	-	-	-	-	-
-LTI Award(4)	10/01/10	7/21/10	-	-	-	-	-	-	6,355	-	-	80,009
-LTI Award(4)	10/01/10	7/21/10	-	-	-	-	-	-	-	88,155	$12.59	177,192
Andrews
-STI Award(3)	-	-	4,200	420,000	735,000	-	-	-	-	-	-	-
-LTI Award(4)	10/01/10	7/21/10	-	-	-	-	-	-	-	44,075	$12.59	88,591
-LTI Award(5)	10/01/10	7/21/10	-	640,000	1,920,000	-	-	-	-	-	-	-
Mazzini
-STI Award(3)	-	-	60,000	240,000	420,000	-	-	-	-	-	-	-
-LTI Award(4)	10/01/10	7/21/10	-	-	-	-	-	-	6,355	-	-	80,009
-LTI Award(4)	10/01/10	7/21/10	-	-	-	-	-	-	-	88,155	$12.59	177,192
Turtledove
-STI Award(3)	-	-	37,500	150,000	262,500	-	-	-	-	-	-	-
-LTI Award(4)	10/01/10	7/21/10	-	-	-	-	-	-	3,575	-	-	45,009
-LTI Award(4)	10/01/10	7/21/10	-	-	-	-	-	-	-	49,585	$12.59	99,666
Smyth(6)
N/A	-	-	-	-	-	-	-	-	-	-	-	-

(1)	Amounts represent restricted shares of the Company’s Common Stock granted pursuant to the 2003 Long-Term Executive Compensation Plan.
(2)	Mr. Bennett was paid a cash sign-on bonus on July 18, 2010 pursuant to the terms of his employment agreement to serve as the Company’s President and Chief Executive Officer effective July 7, 2010.
(3)	Amounts represent the potential value of the payouts under the Company’s short-term incentive (“STI”) compensation programs. Actual fiscal year 2011 STI payout amounts are included in the Summary Compensation Table on page 40.
(4)	Amounts represent awards made pursuant to the 2003 Long-Term Executive Compensation Plan.
(5)	Amounts represent the potential payouts of Mr. Andrews’ long-term performance cash award granted pursuant to the 2003 Long-Term Executive Compensation Plan.
(6)	Mr. Smyth resigned as President and Chief Executive Officer of the Company effective July 7, 2010. He did not receive any equity or non-equity incentive plan awards during fiscal year 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table summarizes the equity awards made to our Named Executive Officers which are outstanding as of April 30, 2011.

	Option Awards					Stock Awards
			Equity
			Incentive
			Plan
			Awards:						Equity Incentive Plan
	Number of	Number of	Number of			Number of		Equity Incentive Plan	Awards: Market or
	Securities	Securities	Securities			Shares or	Market Value	Awards: Number of	Payout Value of
	Underlying	Underlying	Underlying			Units of Stock	of Shares or	Unearned Shares,	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option	Option	That Have	Units of Stock	Units or Other Rights	Units or Other Rights
Name of	Options (#)	Options (#)	Unearned	Exercise	Expiration	Not Vested	That Have Not	That Have Not Vested	That Have Not Vested
Executive	Exercisable	Unexercisable(1)	Options (#)	Price ($)	Date	(#)(2)	Vested ($)	(#)	($)
Bennett	-	1,000,000	-	$14.37	7/31/16	-	-	-	-
	150,000	-	-	$19.46	12/03/12	-	-	-	-
Brown	-	88,155	-	$12.59	10/01/20	10,521	$181,908	-	-
	6,666	13,334	-	$16.89	7/02/19	-	-	-	-
	10,711	5,356	-	$21.81	7/03/18	-	-	-	-
	4,475	-	-	$23.37	6/30/17	-	-	-	-
	3,725	-	-	$23.86	6/30/16	-	-	-	-
Andrews	-	44,075	-	$12.59	10/01/20	-	-	-	-
	20,291	40,584		$17.33	7/01/19	-	-	-	-
Mazzini	-	88,155	-	$12.59	10/01/20	9,715	$167,972	-	-
	13,333	26,667	-	$16.89	7/02/19	-	-	-	-
	6,253	3,127	-	$25.56	9/02/18	-	-	-	-
	7,023	3,512	-	$21.81	7/03/18	-	-	-	-
	8,950	-	-	$23.37	6/30/17	-	-	-	-
	5,795	-	-	$23.86	6/30/16	-	-	-	-
	3,540	-	-	$29.18	6/30/15	-	-	-	-
	2,000	-	-	$23.52	11/29/14	-	-	-	-
Turtledove	-	49,585	-	$12.59	10/01/20	12,452	$215,295	-	-
Smyth(3)	-	-	-	-	-	-	-	-	-

(1)	Unvested stock options with an expiration date of October 1, 2020 vest in one-fourth increments on October 1, 2011, October 1, 2012, October 1, 2013 and October 1, 2014. Unvested stock options with an expiration date of July 2, 2019 vest in one-half increments on July 2, 2011 and July 2, 2012. Unvested stock options with an expiration date of July 1, 2019 vest in one-half increments on July 1, 2011 and July 1, 2012. Unvested stock options with an expiration date of September 2, 2018 vest on September 2, 2011. Unvested stock options with an expiration date July 3, 2018 vest on July 3, 2011. Mr. Bennett’s 1,000,000 stock options with an expiration date of July 31, 2016, vest on July 11, 2011; provided that, these options become exercisable in four equal annual installments beginning on July 12, 2011.
(2)	Unvested restricted shares of the Company’s Common Stock vest as follows: Mr. Brown – 6,355 shares vest in one-fourth increments on October 1, 2011, October 1, 2012, October 1, 2013 and October 1, 2014; 2,975 shares vest in one-half increments on July 2, 2011 and July 2, 2012; 280 shares vest on October 1, 2011; and 911 shares vest on July 3, 2011; Mr. Mazzini – 6,355 shares vest in one-fourth increments on October 1, 2011, October 1, 2012, October 1, 2013 and October 1, 2014; 2,231 shares vest on July 2, 2012; 555 shares vest on September 2, 2011; and 574 shares vest on July 3, 2011; Mr. Turtledove – 3,575 shares vest in one-fourth increments on October 1, 2011, October 1, 2012, October 1, 2013 and October 1, 2014; 8,877 shares vest in one-third increments on September 1, 2011, September 1, 2012 and September 1, 2013.
(3)	Mr. Smyth resigned as President and Chief Executive Officer of the Company effective July 7, 2010. In connection with his resignation, Mr. Smyth forfeited all of his vested (299,998) and unvested (1,106,087) stock options, and unvested restricted shares of the Company’s Common Stock (28,095) at that time.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table summarizes the value realized by the Named Executive Officers upon option award exercises and stock award vesting during the fiscal year ended April 30, 2011.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name of Executive	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)
Bennett	-	-	-	-

Brown	-	-	2,962	44,527

Andrews	-	-	-	-

Mazzini	-	-	1,698	24,652

Turtledove	-	-	2,958	38,277

Smyth	-	-	-	-

NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table summarizes our Named Executive Officers’ compensation under the H&R Block Deferred Compensation Plan for Executives during fiscal year 2011.

	Executive	Registrant		Aggregate
Name of	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
Executive	Last FY ($)(1)	Last FY ($)(2)	in Last FY ($)(3)	Distributions ($)	at Last FYE ($)(4)
Bennett	-	-	-	-	-

Brown	13,899	1,981	4,179	-	37,759

Andrews	8,750	-	284	-	9,034

Mazzini	25,833	2,665	15,868	-	110,142

Turtledove	-	-	-	-	-

Smyth	-	-	-	-	-

(1)	Amounts in this column reflect salary deferrals by the Named Executive Officers in fiscal year 2011. These amounts are also included in the “Salary” column of the Summary Compensation Table.
(2)	Amounts in this column represent Company contributions during fiscal year 2011. These amounts are also reflected in the “All Other Compensation” column of the Summary Compensation Table.
(3)	The amounts in this column are not included in the Summary Compensation Table because they are not above-market or preferential earnings on deferred compensation.
(4)	Amounts in this column include, among other things, Named Executive Officer contributions and Company contributions previously reflected in Summary Compensation Tables included in the Company’s proxy statements for the fiscal years ended April 30, 2009 (filed with the SEC on August 12, 2009) and April 30, 2010 (filed with the SEC on August 13, 2010) to the extent any such Named Executive Officer was included in the Company’s Summary Compensation Table for such fiscal year(s).

H&R BLOCK DEFERRED COMPENSATION PLAN FOR EXECUTIVES

The Company provides the H&R Block Deferred Compensation Plan, a non-qualified plan (the “DC Plan”), to employees who meet certain eligibility requirements. The DC Plan is intended to pay, out of the general assets of the Company, an amount substantially equal to the deferrals and Company contributions, adjusted for any earnings or losses.

Participants can elect to defer from 0% to 100% of eligible base salary and eligible commissions and up to 100% of annual bonus on a before tax basis. The Company does not match contributions to the DC Plan.

The DC Plan offers various investment options (that mirror those available under the Company’s Retirement Savings Plan) to participants, including a fixed rate option and Company stock. Participant deferrals are credited to a bookkeeping account that is administered by Fidelity Investments. Earnings are credited to the participants’ accounts based on the investment options selected by each participant. Participants may change or reallocate their investments at any time.

Participants can elect to receive in-service payments or lump-sum or monthly payments over one to 15 years following termination from service or disability. The DC Plan provides that the payments following termination shall not be made before a date that is six months after the termination date to comply with IRC Section 409A.

Amounts deferred, if any, under the DC Plan by Named Executive Officers are included in the “Salary” column of the Summary Compensation Table.

EMPLOYMENT AGREEMENTS, CHANGE OF CONTROL AND OTHER ARRANGEMENTS

Alan M. Bennett Employment Agreement

Alan M. Bennett entered into an Employment Agreement with H&R Block Management, LLC (“HRB”), an indirect subsidiary of the Company, effective July 7, 2010 (the “Bennett Agreement”), to serve as the Company’s President and Chief Executive Officer following the resignation of Russell P. Smyth. The Bennett Agreement includes the following: a base salary of $950,000; participation in the Company’s short-term incentive compensation plan with a target incentive award equal to 125% of base salary and a minimum guaranteed award for fiscal year 2011 of $700,000; a cash sign-on bonus of $900,000; and a stock option to purchase 1,000,000 shares of the Company’s Common Stock with an exercise price of $14.37 per share (the fair market value of the stock on the grant date). Mr. Bennett will also receive on a tax “grossed up” basis for up to six months following the effective date of his election as President and Chief Executive Officer: (i) reasonable and customary furnished housing and rental car expense while in Kansas City in connection with the Company’s business; and (ii) use of the Company’s Net Jet share for Mr. Bennett and his family for one round trip per week between Mr. Bennett’s primary residences and Kansas City. The Company will also provide Mr. Bennett with other customary health and employment benefits.

The Bennett Agreement provides that it may be terminated (i) by either party at any time for any reason upon 90 days’ prior written notice, (ii) by HRB for “cause” or “disability” (as each term is defined in the footnotes to the Potential Payments Upon Termination or Change of Control Table on pages 49 through 51 of this proxy statement), and (iii) by Mr. Bennett for “good reason” (as defined in the footnotes to the Potential Payments Upon Termination or Change of Control Table on page 50 of this proxy statement) upon 30 days’ prior written notice. If the Bennett Agreement is terminated (w) on account of Mr. Bennett’s death or “disability,” (x) by the Company for “cause,” (y) by the Company other than for “cause” or “disability,” or (z) by Mr. Bennett for “good reason” (as defined in the footnotes to the Potential Payments Upon Termination or Change of Control Table on page 50 of this proxy statement), HRB is obligated to provide to Mr. Bennett those compensation and benefits set forth in the Potential Payments Upon Termination or Change of Control Table on page 49.

The Bennett Agreement contains the following post-termination restrictions on Mr. Bennett: (i) one-year non-solicitation of employees; and (ii) one-year non-solicitation of customers.

On April 25, 2011, Mr. Bennett provided notice that he was retiring as President and Chief Executive Officer of the Company, effective May 16, 2011. Under the terms of the Bennett Agreement, Mr. Bennett is entitled to receive the payments and other benefits included under the “Death, Disability or Retirement” column in the Potential Payments Upon Termination or Change of Control table on page 49.

Russell P. Smyth Employment Agreement

During fiscal year 2011, Russell P. Smyth was subject to an Employment Agreement with HRB dated July 19, 2008 (the “Smyth Agreement”). Pursuant to the Smyth Agreement, Mr. Smyth was to serve as the President and Chief Executive Officer of the Company for the period commencing August 1, 2008 and ending on July 31, 2011. The Smyth Agreement provided for, among other things, a base salary of $950,000; participation in the Company’s short-term incentive compensation plan with a minimum guaranteed bonus for fiscal year 2009 of 110% of Mr. Smyth’s base salary (pro-rated based on actual base salary earned by Mr. Smyth during fiscal year 2009); an option to purchase 900,000 shares of the Company’s Common Stock at certain exercise prices granted on August 6, 2008; reimbursement of reasonable moving and relocation expenses (“grossed up” to cover any related income tax liability); a $200,000 lump-sum cash relocation payment; and other fringe benefits as may be provided from time to time.

The Smyth Agreement included a provision that it may be terminated by either party at any time for any reason upon 60 days’ prior written notice. Mr. Smyth resigned as President and Chief Executive Officer of the Company effective July 7, 2010. In connection with his resignation, Mr. Smyth terminated the Smyth Agreement under the above provision, forfeited all unvested equity awards and did not receive any severance payments.

The Smyth Agreement contained the following post-termination restrictions on Mr. Smyth: (i) two-year non-solicitation of employees, (ii) two-year non-solicitation of customers, (iii) two-year non-competition, and (iv) two-year non-disparagement. If Mr. Smyth violates these restrictions, HRB may, subject to certain conditions, seek to recover or require reimbursement of short-term incentive compensation, equity compensation awards and/or severance payments.

Employment Offer Letters

In connection with their hiring during fiscal year 2010, the Company provided offer letters to Mr. Andrews and Mr. Turtledove, setting forth certain terms of their initial compensation. Additionally, Mr. Andrews and Mr. Turtledove each participate in the Executive Severance Plan, as discussed below.

Mr. Andrews’ offer letter is dated June 5, 2009. He is entitled to receive an annual salary of $525,000, with annual reviews of performance and salary consistent with Company practices. He is entitled to participate in the RSM short-term incentive compensation program with a target incentive equal to 80% of his base salary. He must be employed on the last regularly scheduled work day of a fiscal year to be eligible for payment and the award is prorated if he has not been employed for the full term period. On the first trading day of the month following his employment, he received a long-term incentive award with a total value of approximately $750,000, split 25%/75% between options to purchase shares of the Company’s Common Stock and a long-term performance cash award. He is entitled to participate in the Company’s Deferred Compensation Plan and Executive Survivor Plan, and other benefits plans generally available to Company executives.

Mr. Turtledove’s offer letter is dated July 29, 2009. He is entitled to receive an annual salary in the amount of $300,000, with annual reviews of performance and salary consistent with Company practices. He is entitled to participate in the Company’s short-term incentive compensation plan with a target incentive equal to 50% of his base salary. On the first trading day of the month following his employment, he received a long-term incentive award consisting of restricted stock with a total value of approximately $200,000. He is entitled to participate in the Company’s Deferred Compensation Plan and the Executive Survivor Plan, and other benefits plans generally available to Company executives.

H&R Block Executive Severance Plan

In May of 2009, the Compensation Committee recommended and the Board of Directors approved the H&R Block Executive Severance Plan (the “Executive Severance Plan”). Messrs. Brown, Andrews, Mazzini and Turtledove participate in the Executive Severance Plan.

Severance Benefits. Under the terms of the Executive Severance Plan, if a participant incurs a Qualifying Termination or a Change in Control Termination (each as defined below), he or she is entitled to receive the following benefits: (i) a lump sum severance amount equal to the participant’s monthly compensation multiplied by the participant’s years of service; (ii) a severance enhancement equal to a specified percentage of the participant’s monthly compensation multiplied by the participant’s years of service; and (iii) an amount equal to the participant’s COBRA subsidy multiplied by 12, if the participant was enrolled in the Company’s applicable health, dental and vision benefits on the termination date. The Company will also provide reasonable out-placement assistance for a period not to exceed 15 months. The participant is entitled to a pro-rata award of any amounts payable under the Company’s short-term incentive compensation plan, based upon the participant’s actual performance and the attainment of goals established as determined by the Board. The participant is also entitled to a pro-rata award of any outstanding performance shares granted under the 2003 Long-Term Executive Compensation Plan as of the termination date.

Equity Awards. If a participant incurs a Qualifying Termination, then: (i) a participant shall become vested in any stock options and restricted stock awards outstanding on July 11, 2010 that would have vested during the

12-month period following the separation date; and (ii) a participant shall forfeit any stock options and restricted stock awards granted after July 11, 2010 that are not vested as of the separation date.

If a participant incurs a Change in Control Termination then the participant becomes vested in all outstanding stock options and restricted stock awards.

Release. The participant is required to sign a release agreement in order to receive severance benefits.

Repayment and Clawback. If the Company is required to restate financial statements or the participant violates the provisions of any confidentiality, non-competition or similar agreements with the Company, the Board may recover or require reimbursement of benefits under the Executive Severance Plan.

Definitions. “Qualifying Termination” means the involuntary separation from service by the Company under circumstances not constituting Cause (as defined below), but does not include the elimination of the participant’s position where the participant was offered a comparable position with the Company or with a party that acquires any assets from the Company or the redefinition of participant’s position to a lower compensation rate or grade.

“Change in Control Termination” means a participant’s Qualifying Termination or Good Reason (as defined below) termination, in either event within 24 months immediately following a Change in Control. Change in Control under the Executive Severance Plan is defined below in footnote 4(b) to the Potential Payments Upon Termination or Change of Control Table on page 50.

“Cause” is defined as any of the following unless, if capable of cure, such events are fully corrected in all material respects by the participant within ten (10) days after the Company provides notice of the occurrence of such event:

(i)	A participant’s misconduct that materially interferes with or materially prejudices the proper conduct of the business of the Company;

(ii)	A participant’s commission of an act materially and demonstrably detrimental to the good will of the Company;

(iii)	A participant’s commission of any act of dishonesty or breach of trust resulting or intending to result in material personal gain or enrichment of the participant at the expense of the Company;

(iv)	A participant’s violation of any non-competition, non-solicitation, confidentiality or similar restrictive covenant under any employment-related agreement, plan or policy with respect to which the participant is a party or is bound; or

(v)	A participant’s conviction of, or plea of nolo contendere to, a misdemeanor involving an act of moral turpitude or a felony.

“Good Reason” is defined as a separation from service within 24 months immediately following a Change in Control which is initiated by the participant upon one or more of the following occurrences:

(i)	A material diminution in the participant’s base compensation;

(ii)	A material diminution in the participant’s authority, duties, or responsibilities;

(iii)	A material change in the geographic location at which the participant must perform the services; or

(iv)	Any other action or interaction that constitutes a material breach by the Company of any written employment-related agreement between the participant and the Company.

Equity Award Agreements

In connection with equity award grants, our executives enter into equity award agreements that include provisions for the acceleration of vesting or forfeiture, as applicable, of any outstanding equity grant in the event of a Qualifying Termination or Qualifying Termination following a Change in Control (each as defined under the Executive Severance Plan). Under either of these termination scenarios, any outstanding equity grants for our NEOs will be treated in accordance with the Executive Severance Plan, except (i) for Mr. Bennett as discussed below, and (ii) the fiscal year 2009 stock option grants to Mr. Brown and Mr. Mazzini shall vest upon a Change in Control without any subsequent termination.

Our equity award agreements for executives (except for Mr. Bennett) also include a retirement provision that accelerates the vesting of outstanding equity grants if the executive retires more than one year after the related grant date. Retirement under these equity agreements is defined as an individual’s voluntary termination of employment at or after reaching age 65.

Mr. Bennett entered into an equity award agreement in connection with his July 12, 2010 stock option grant. This award agreement provides for accelerated vesting of the stock option in the event of a Change in Control, a termination by Mr. Bennett for Good Reason, a termination by the Company without Cause, or upon Mr. Bennett’s death, Disability or Retirement (as each such term is defined under the Bennett Agreement and included in the footnotes to the Potential Payments Upon Termination or Change of Control Table on page 51 of this Proxy Statement).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following table summarizes the potential payments our Named Executive Officers (excluding Mr. Smyth) would receive in the event of termination or a change of control of the Company. The agreements and arrangements which govern these payments are described in more detail above under Employment Agreements, Change of Control and Other Arrangements. This table assumes the relevant triggering event occurred on April 30, 2011.

As discussed above, Mr. Smyth resigned as President and Chief Executive Officer of the Company effective July 7, 2010. In connection with his resignation, Mr. Smyth forfeited all unvested equity awards and did not receive any severance payments. Following Mr. Smyth’s resignation, Mr. Bennett was appointed President and Chief Executive Officer of the Company effective July 7, 2010. The amounts shown below are what could have been paid to Mr. Bennett under various scenarios pursuant to the Bennett Agreement. Mr. Bennett retired as President and Chief Executive Officer of the Company effective May 16, 2011 and will receive the payments and other benefits disclosed under the “Death, Disability or Retirement” column below.

	Termination Other	Termination After	Death, Disability
	than for Cause(1)(2) or	Change of Control	or Retirement
Name of Executive	Good Reason(3) ($)	($)(2)(4)	($)(5)
Bennett

Cash (salary plus short-term incentive)(6)	1,175,000	1,175,000	-

Restricted Stock (lapse of restrictions)	-	-	-

Stock Options (vesting accelerated)(7)	2,920,000	2,920,000	2,920,000

Performance Shares	-	-	-

Health and Welfare Plan Benefits	-	-	-

Outplacement Services	-	-	-

Brown(2)

Cash (salary plus short-term incentive)	576,000	576,000	-

Restricted Stock (lapse of restrictions)	46,303	181,908	-

Stock Options (vesting accelerated)	2,667	419,662	-

Performance Shares	-	-	-

Health and Welfare Plan Benefits	13,038	13,038	-

Outplacement Services	15,000	15,000	-

Andrews(2)

Cash (salary plus short-term incentive)	945,000	945,000	-

Restricted Stock (lapse of restrictions)	-	-	-

Stock Options (vesting accelerated)	-	207,153	-

Performance Cash	588,333	588,333	588,333

Health and Welfare Plan Benefits	16,402	16,402	-

Outplacement Services	15,000	15,000	-

Mazzini(2)

Cash (salary plus short term-incentive)	640,000	640,000	-

Restricted Stock (lapse of restrictions)	19,520	167,972	-

Stock Options (vesting accelerated)	5,333	424,995	-

Health and Welfare Plan Benefits	13,038	13,038	-

Outplacement Services	15,000	15,000	-

Turtledove(2)

Cash (salary plus short-term incentive)	450,000	450,000	-

Restricted Stock (lapse of restrictions)	51,161	215,295	-

Stock Options (vesting accelerated)	-	233,050	-

Health and Welfare Plan Benefits	13,095	13,095	-

Outplacement Services	15,000	15,000	-

(1)	Applies to Mr. Bennett under the Bennett Agreement. Applies to Mr. Brown, Mr. Andrews, Mr. Mazzini and Mr. Turtledove under the Executive Severance Plan. “Cause” under the Bennett Agreement refers to any one or more of the following grounds: (i) Mr. Bennett’s commission of an act materially and demonstrably detrimental to the good will of the Company or any affiliate, which act constitutes gross negligence or willful misconduct by Mr. Bennett in the performance of his material duties to the Company or any affiliate; (ii) Mr. Bennett’s commission of any act of dishonesty or breach of trust resulting or intending to result in material personal gain or enrichment of Mr. Bennett at the expense of the Company or any affiliate; (iii) Mr. Bennett’s violation of certain covenants related to confidentiality, non-hiring of employees and non-solicitation of customers; or (iv) the inability of the Company or any affiliate to participate in any activity subject to government regulation and material to the Company’s or any affiliate’s business solely as a result of any action or inaction by Mr. Bennett. The definition of “Cause” under the Executive Severance Plan is described above under Employment Agreements, Change of Control and Other Arrangements.

(2)	Payments to Mr. Brown, Mr. Andrews, Mr. Mazzini and Mr. Turtledove would be made pursuant to the terms of the Executive Severance Plan and various equity award agreements described above under Employment Agreements, Change of Control and Other Arrangements.

(3)	Applies only to Mr. Bennett under the provisions of the Bennett Agreement. Termination for “Good Reason” under the Bennett Agreement refers to any one or more of the following grounds unless cured within 30 days of receipt of notice thereof: (i) a material diminution in Mr. Bennett’s base compensation; (ii) relocation of Mr. Bennett’s location of employment outside of the Kansas City, Missouri metropolitan area; (iii) Retirement (as defined in footnote 5(a) below); (iv) a material diminution in Mr. Bennett’s status, duties or authority, authority as President and Chief Executive Officer of the Company, or a requirement to report to anyone other than the Company’s Board of Directors; or (v) any other action or inaction that constitutes a material breach by HRB of the Bennett Agreement.

(4)	(a) Under the Bennett Agreement, if Mr. Bennett terminates for Retirement following a Change in Control (as defined below) of the Company, Mr. Bennett would be entitled to those payments set forth in the table.

Under the Bennett Agreement, a “Change in Control” means:

(i) Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. If any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the corporation. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock;

(ii) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company. If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation;

(iii) A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board before the date of such appointment or election;

(iv) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, there is no Change in Control event under the Bennett Agreement when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to: (w) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (x) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (y) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or (z) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in (y) above; or

(v) The completion of a reorganization, merger or consolidation of the Company, in each case, unless following such reorganization, merger or consolidation, the shareholders who were the beneficial owners of the voting securities of the Company immediately prior to such reorganization, merger or consolidation continue to beneficially own, directly or indirectly, more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership, immediately prior to such reorganization, merger or consolidation, of the voting securities of the Company entitled to vote generally in the election of directors. Persons who are considered to be acting as a group within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act and IRC Section 409A, will be considered to be acting as a group.

(b) Under the Executive Severance Plan, a “Change in Control” means:

(i) Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. If any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the corporation. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock;

(ii) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company. If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation;

(iii) A majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board before the date of such appointment or election; or

(iv) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, there is no Change in Control event under the Executive Severance Plan when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to: (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (b) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or (d) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in (c) above.

The benefits which may be paid under the Executive Severance Plan in connection with a Change in Control are described above under Employment Agreements, Change of Control and Other Arrangements.

(c) Equity acceleration under our equity award agreements is described above under Employment Agreements, Change of Control and Other Arrangements.

(5)	(a) Under the Bennett Agreement, in the event of Mr. Bennett’s death or Disability, Mr. Bennett is entitled to the following: (i) a lump-sum payment equal to one-half of his base salary and, if unpaid, his minimum fiscal year 2011 guaranteed short-tem incentive compensation of $700,000; and (ii) including in the case of his Retirement, full vesting of his outstanding stock options granted July 12, 2010. “Disability” under the Bennett Agreement means Mr. Bennett’s absence from his responsibilities with HRB on a full-time basis for 130 business days in any consecutive 12 months as a result of incapacity due to mental or physical illness or injury. Under the Bennett Agreement, “Retirement” is defined as termination (i) after Mr. Bennett reaches age 61 on July 11, 2011, or (ii) after the occurrence of a Change in Control under the Bennett Agreement.

(b) Equity acceleration for restricted stock and stock options under the terms of our Executive Severance Plan and equity award agreements upon the Retirement of Mr. Brown, Mr. Andrews, Mr. Mazzini or Mr. Turtledove is described above under Employment Agreements, Change of Control and Other Arrangements. Under the Executive Severance Plan and the award agreements, “Retirement” means voluntary termination at or after reaching age 65. Upon Mr. Andrews’ death, disability or Retirement, he will also be entitled to a pro-rata award of any outstanding performance cash opportunity.

(6)	Under the Bennett Agreement, in the event of a termination by HRB other than for Cause, Mr. Bennett for Good Reason, or upon Mr. Bennett’s death or Disability, Mr. Bennett is entitled to the following (i) a lump-sum payment equal to one-half of his base salary and, if unpaid, his minimum fiscal year 2011 guaranteed short-tem incentive compensation of $700,000; and (ii) including in the case of Retirement, full vesting of his outstanding stock options granted July 12, 2010.

(7)	Under the Bennett Agreement, in the event of Mr. Bennett’s death, Disability or Retirement, Mr. Bennett is entitled to full vesting of his outstanding stock options granted July 12, 2010.

EQUITY COMPENSATION PLANS

The following table provides information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of April 30, 2011. As of April 30, 2011, the Company had three stock-based compensation plans: the 2003 Long-Term Executive Compensation Plan (the “2003 Plan”), the 2008 Deferred Stock Unit Plan for Outside Directors, and the 2000 Employee Stock Purchase Plan. In addition, the 1999 Stock Option Plan for Seasonal Employees, which provided for awards of nonqualified options to certain employees, was terminated effective December 31, 2009, except for outstanding awards thereunder. The shareholders have approved all of the Company’s current stock-based compensation plans. The shareholders approved the 2003 Plan in September 2002 to replace the 1993 Long-Term Executive Compensation Plan (the “1993 Plan”), effective July 1, 2003. The 1993 Plan terminated at that time, except with respect to outstanding awards thereunder. The shareholders had approved the 1993 Plan in September 1993 to replace the 1984 Long-Term Executive Compensation Plan, which terminated at that time except with respect to outstanding options thereunder. The shareholders approved the 2008 Deferred Stock Unit Plan in September 2008 to replace the 1989 Stock Option Plan for Outside Directors, except with respect to outstanding awards thereunder.

		Weighted-	Number of securities remaining
	Number of securities to be	average	available for future issuance under
	issued upon exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	excluding securities reflected in
	warrants, and rights	warrants, and rights	column (A)
Plan Category	(A)	(B)	(C)
Equity compensation plans approved by security holders	10,650,000	$18.71	11,476,000
Equity compensation plans not approved by security holders	-	-	-

Total	10,650,000	$18.71	11,476,000

ITEM  2 – THE APPROVAL OF AN ADVISORY PROPOSAL ON THE COMPANY’S EXECUTIVE COMPENSATION

We believe that our compensation programs and policies reflect an overall pay for performance culture which is strongly aligned to the interests of our shareholders. We are committed to developing a mix of incentive compensation programs that will reward success in achieving the Company’s financial objectives and growing value for shareholders, and continuing to refine these incentives to maximize Company performance. In accordance with federal law, the Board is providing H&R Block’s shareholders with an annual opportunity to endorse or not endorse our executive compensation program, commonly known as a “Say on Pay” proposal.

The Compensation Committee of the Board has overseen the development of a compensation program designed to achieve pay for performance and alignment with shareholder interests, as described more fully in the “Compensation Discussion and Analysis” beginning on page 19. The compensation program was designed in a manner that we believe delivers appropriate recognition in compensation for contributing to current business results, while at the same time motivating and retaining executives to enhance future business results.

For the reasons discussed above in the Compensation Discussion and Analysis section (page 19), the Board recommends that shareholders vote in favor of the following “Say on Pay” resolution:

“Resolved, that the shareholders approve the overall executive pay for performance compensation policies and procedures employed by the Company, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE PAY FOR PERFORMANCE COMPENSATION POLICIES AND PROCEDURES EMPLOYED BY THE COMPENSATION COMMITTEE, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE) IN THIS PROXY STATEMENT, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

ITEM  3 – THE APPROVAL OF AN ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with certain provisions of the Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934, the Company is required to include in this proxy statement a separate non-binding vote on whether a non-binding vote on executive compensation (Say on Pay) should occur every one, two or three years. You have the option to vote for any one of the three options, or to abstain on the matter.

Our Board of Directors has determined that an annual advisory vote on executive compensation is the best approach for the Company, and indeed the Company’s current Amended and Restated Bylaws, as previously approved by the shareholders, state that it is the Company’s practice to provide the shareholders with this opportunity on an annual basis.

Although the advisory vote is non-binding, the Board of Directors will take into account the outcome of the vote when making future decisions about the frequency of holding an advisory vote on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION.

ITEM  4 – THE APPROVAL OF AN AMENDMENT TO THE 2008 DEFERRED STOCK UNIT PLAN FOR OUTSIDE DIRECTORS TO INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER THE PLAN BY 600,000 SHARES, FROM 300,000 SHARES TO 900,000 SHARES

THE PROPOSAL

The Board of Directors has adopted an amendment to the 2008 Deferred Stock Unit Plan for Outside Directors, as amended (the “2008 Stock Unit Plan”), to increase by 600,000 the aggregate number of shares the Company is authorized to issue under the Plan. As more fully described below, this would increase the number of shares authorized to be issued under the 2008 Stock Unit Plan from 300,000 to 900,000.

BACKGROUND

The 2008 Stock Unit Plan was approved by the Board of Directors of the Company on June 8, 2008, to replace the 1989 Stock Option Plan for Outside Directors. The 2008 Stock Unit Plan was approved by the shareholders of the Company on September 4, 2008, and became effective on such date.

The 2008 Stock Unit Plan is designed to advance the interests of H&R Block and its shareholders by attracting, retaining and rewarding experienced and qualified directors who are not employees of H&R Block, while creating further incentives for these directors to maintain a long-term, strategic outlook for H&R Block. Because outside directors will receive grants of deferred stock units under the 2008 Stock Unit Plan, but will not receive shares of Common Stock until their service terminates, the units will contribute to the directors’ long-term commitment to H&R Block’s financial performance, both in terms of revenue and earnings growth.

Currently, the 2008 Stock Unit Plan authorizes the Company to issue up to 300,000 shares of Common Stock pursuant to awards made under the Plan. There are approximately 42,000 shares currently remaining for future grants under the 2008 Stock Unit Plan. Under the proposed amendment, the aggregate number of shares authorized for issuance under the 2008 Stock Unit Plan would be increased by 600,000 shares, to a total of 900,000 shares. If the amendment is passed by the shareholders, this increase should provide sufficient shares for grants through fiscal year 2015 based on past and anticipated grants.

The Board of Directors must equitably adjust the number of deferred stock units in the account of each outside director as the Board deems necessary and appropriate to prevent dilution or enlargement of the rights of the outside directors resulting from any stock dividend, stock split, or combination or reclassification of shares. If H&R Block becomes a party to any merger, consolidation, major acquisition for stock, reorganization or liquidation, the Board of Directors shall make arrangements it deems advisable with respect to outstanding deferred stock units, including but not limited to, the substitution of new deferred stock units for any deferred stock unit then outstanding, the assumption of such deferred stock units, and the termination of or payment for such deferred stock units. The number of shares available under the 2008 Stock Unit Plan is also subject to adjustment upon the occurrence of any transaction or event described above, as set forth in the 2008 Stock Unit Plan.

MATERIAL FEATURES OF THE 2008 STOCK UNIT PLAN

The material features of the 2008 Stock Unit Plan are summarized below. The only aspect of the Plan being changed by the proposed amendment is the number of shares available for issuance. All other provisions of the 2008 Stock Unit Plan described herein would remain as already in effect. The summary is qualified in its entirety by reference to the specific provisions of the 2008 Stock Unit Plan, as proposed to be amended, the full text of which is set forth as Appendix A to this proxy statement.

ADMINISTRATION

The 2008 Stock Unit Plan is administered by the Board of Directors. The Board of Directors has the full power and authority to interpret and administer the 2008 Stock Unit Plan in a manner consistent with the 2008 Stock Unit Plan’s provisions, including the power to determine which outside directors will be granted deferred stock units under the 2008 Stock Unit Plan, and the timing and size of awards to be made under the 2008 Stock Unit Plan.

H&R Block maintains individual deferred stock unit accounts for each outside director. These accounts are maintained solely for accounting purposes and do not require segregation of any H&R Block assets.

ELIGIBILITY

Only members of the Board of Directors of H&R Block or any of its subsidiaries who are not employees of H&R Block or its subsidiaries are eligible to participate in the 2008 Stock Unit Plan. As of July 31, 2011, there were eight eligible participants on the Board.

SHARES AVAILABLE UNDER THE 2008 STOCK UNIT PLAN

Subject to adjustment as provided in the 2008 Stock Unit Plan, the maximum number of shares of Common Stock that are currently authorized for issuance under the 2008 Stock Unit Plan shall not exceed, in the aggregate, 300,000 shares.

GRANT OF DEFERRED STOCK UNITS TO OUTSIDE DIRECTORS

Deferred stock units are granted by the Board of Directors, in its sole and absolute discretion, from time to time during the continuance of the 2008 Stock Unit Plan.

CREDITS

The number of deferred stock units credited to an outside director’s account pursuant to an award is determined by dividing the dollar amount of the award by the average current market value per share of Common Stock for the ten consecutive trading dates ending on the date the deferred stock units are granted to the outside director. The current market value generally is the closing sales price as reported on the NYSE or, in the absence of reported sales on the relevant date, the closing sales price on the immediately preceding date on which the sales were reported. Dividend equivalents are also earned on all deferred stock units and are recorded in the account of each outside director.

VESTING

Each deferred stock unit granted under the 2008 Stock Unit Plan is vested upon award.

TRANSFERABILITY

Deferred stock units granted under the 2008 Stock Unit Plan may not be transferred or assigned; provided, however, that a recipient who was granted an award in consideration for serving as the Company’s non-executive Chairman of the Board may transfer or assign an award to an entity that is or was a shareholder of the Company at any time during which the recipient served as the Company’s non-executive Chairman of the Board (a “Shareholder Entity”) if (i) the recipient is affiliated with the manager of the investments made by such Shareholder Entity or otherwise serves on the Company’s Board of Directors at the Shareholder Entity’s direction or request, and (ii) pursuant to the Shareholder Entity’s governance documents or any regulatory, contractual or other requirement, any consideration the recipient may receive as compensation for serving as a director of the Company must be transferred, assigned, surrendered or otherwise paid to the Shareholder Entity.

TIMING AND METHOD OF PAYOUT

If an outside director terminates service with H&R Block and all related companies for reason other than death, deferred stock units will be paid to such outside director, in shares of Common Stock, in one lump sum on the six month anniversary date of the termination of service. If an outside director dies prior to the payment in full of all amounts due such outside director under the 2008 Stock Unit Plan, the balance of the outside director’s deferred stock unit account will be paid to the outside director’s beneficiary, in shares of Common Stock, within 90 days following the outside director’s death.

FUNDING OF DEFERRED STOCK UNITS

The 2008 Stock Unit Plan is payable solely from the general assets of H&R Block. Interests in the 2008 Stock Unit Plan will be subject to H&R Block creditors.

AMENDMENT, MODIFICATION AND TERMINATION

The Board of Directors may amend, modify, supplement, suspend or terminate the 2008 Stock Unit Plan, provided that no amendment, supplement, modification, suspension or termination of the 2008 Stock Unit Plan may materially adversely affect any award previously made under the 2008 Stock Unit Plan without the consent of the affected outside director. No amendment, modification or supplement to the 2008 Stock Unit Plan may increase the number of shares that may be issued under the 2008 Stock Unit Plan or change the termination date of the 2008 Stock Unit Plan without the approval of H&R Block’s shareholders. The Board may grant deferred stock units until September 4, 2018, on which date the 2008 Stock Unit Plan will terminate except with respect to outstanding deferred stock units which shall remain in effect until they have been paid out according to their terms.

APPROVAL REQUIREMENTS

The affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on this proposal, is necessary for the approval of the amendment to the 2008 Stock Unit Plan. Shares represented by a proxy that directs that the shares abstain from voting on the proposal are deemed to be represented at the meeting as to that matter, and have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote for this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2008 DEFERRED STOCK UNIT PLAN FOR OUTSIDE DIRECTORS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

ITEM 5 – THE APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS FOR PERFORMANCE SHARES ISSUED PURSUANT TO THE 2003 LONG-TERM EXECUTIVE COMPENSATION PLAN

INTRODUCTION

As discussed in the Compensation Discussion and Analysis, the Company will implement in fiscal year 2012 a revised performance-based long-term incentive program that provides for performance shares (“Performance Shares”) to be issued to senior executives pursuant to the 2003 Long-Term Executive Compensation Plan (the “2003 Plan”) in addition to restricted stock and stock options. You are being asked to approve the material terms of the performance goals for the Performance Shares. This approval is required under Internal Revenue Service regulations to permit the Company to deduct for federal income tax purposes the payment of Performance Shares to certain executive officers. We are not asking you to approve any amendments to the 2003 Plan.

The Company generally seeks to preserve its ability to claim tax deductions for compensation paid to executives to the greatest extent practicable. Section 162(m) of the IRC limits the Company’s federal income tax deduction for compensation paid in a taxable year to an individual who, on the last day of the taxable year, was (i) the chief executive officer or (ii) among the three other highest-compensated executive officers whose compensation is reported in the Summary Compensation Table. “Qualified performance-based compensation,” which can include compensation from performance shares, is not subject to this deduction limit and is thus fully deductible if certain conditions are met. One of these conditions is shareholder approval of the material terms of the performance goals under which the compensation is paid. As a result, the Company is seeking shareholder approval of the performance goals for Performance Shares so that compensation paid in Performance Shares is deductible for federal income tax purposes to the extent it is “qualified performance-based compensation.” If shareholders do not approve the material terms of the performance goals, the Company may still award Performance Shares, but a portion of the compensation paid to certain executive officers may not be deductible for federal income tax purposes.

DESCRIPTION OF PERFORMANCE SHARES

Performance Shares will vest after three years, subject to pre-established performance objectives. An executive can earn from 0% to 200% of the target number of Performance Shares awarded, subject to an overall award modifier of plus or minus 25% based on total shareholder return relative to the S&P 500 over the related three-year performance period. Performance Shares reflect a face value equal to the market value of the Company’s stock price and are paid out in Company Common Stock at vesting. Performance Shares do not pay dividends during the vesting period. Instead, any dividend equivalents are carried as fractional Performance Shares until vesting. Performance Shares do not carry voting rights while they are unvested, but will carry voting rights once they are paid in out in shares of the Company’s Common Stock upon achievement of performance objectives.

MATERIAL TERMS OF THE PERFORMANCE GOALS

The material terms of the performance goals for Performance Shares consist of (i) the class of employees eligible to receive Performance Shares, (ii) the business criteria on which the performance goals are based and (iii) the maximum number of shares of the Company’s Common Stock that can be awarded under the 2003 Plan during any calendar year.

The Company’s key senior executives comprise the class of employees eligible to receive Performance Shares. This group consists generally of the Company’s Chief Executive Officer, Company-level and subsidiary-level presidents, senior vice presidents, and other executives who are leaders of the Company’s key strategic business units.

The business criteria on which performance goals are based consist of one or more of the following: (a) revenue; (b) total number of clients; (c) number of new clients; (d) client retention rate; (e) total returns prepared; (f) market share; (g) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (h) EBITDA margin percentage; (i) pretax earnings; (j) earnings per share (diluted); (k) operating cash flow; (l) free cash flow; (m) return on assets; (n) return on invested capital; (o) return on equity; and (p) economic profit. These business criteria need not be the same with respect to all executives and may be established based on measurements for the Company as a whole or for its various groups, divisions, subsidiaries, strategic business units, products or services, product or service groups or geographic areas, may be set in terms of change over the same measure for a prior period of time, and may be based on performance in comparison to performance by unrelated businesses or indices specified by the Committee.

The 2003 Plan limits the aggregate maximum number of shares of the Company’s Common Stock that can be awarded in any one calendar year to any individual recipient under the 2003 Plan to 1,000,000 shares, whether such awards are in the form of common stock, restricted stock, stock options, incentive stock options, stock appreciation rights, performance rights, Performance Shares, or other rights that may be granted under the 2003 Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE MATERIAL TERMS OF PERFORMANCE GOALS FOR PERFORMANCE SHARES ISSUED PURSUANT TO THE 2003 LONG-TERM EXECUTIVE COMPENSATION PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

ITEM 6 – RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors has appointed Deloitte & Touche LLP (“Deloitte”) as independent accountants to audit the Company’s financial statements for the fiscal year ending April 30, 2012. A representative of Deloitte is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if they so desire. For additional information regarding the Company’s relationship with Deloitte, please refer to the “Audit Committee Report” above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

INFORMATION REGARDING SECURITY HOLDERS

Security Ownership of Directors and Management

The following table shows as of June 1, 2011 the number of shares of Common Stock beneficially owned by each director and nominee for election as director, by each of the Named Executive Officers, and by all directors and executive officers as a group. The number of shares beneficially owned is determined under rules of the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has either sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to shares set forth in the following table.

		Number of Shares
			Share Units
	Beneficially		and Share		Percent
Name	Owned(1)		Equivalents(2)	Total	of Class
C.E. Andrews	55,582		0	55,582	*

Alan M. Bennett	405,000		10,211	415,211	*

Jeffrey T. Brown	59,720	(3)	0	59,720	*

Paul J. Brown	0		0	0	*

William C. Cobb	133,720	(4)	10,508	144,228	*

Marvin R. Ellison	0		0	0	*

Robert A. Gerard	6,000		24,035	30,035	*

Len J. Lauer	26,000		24,035	50,035	*

David B. Lewis	28,000		24,035	52,035	*

Philip L. Mazzini	81,772	(5)	0	81,772	*

Victoria J. Reich	0		0	0	*

Bruce C. Rohde	0		10,808	10,808	*

Tom D. Seip	56,437		24,035	80,472	*

L. Edward Shaw, Jr.(6)	0		24,035	24,035	*

Russell P. Smyth(7)	1,009		0	1,009	*

Robert J. Turtledove	14,420	(8)	0	14,420	*

Christianna Wood	12,580		20,144	32,724	*

James F. Wright	0		0	0	*

All directors and executive officers as a group (19 persons)	884,209	(9)(10)	171,846	1,056,055	*

*	Less than 1%
(1)	Includes shares that on June 1, 2011 the specified person had the right to purchase as of July 31, 2011 pursuant to options granted in connection with the Company’s 1989 Stock Option Plan for Outside Directors or the Company’s 2003 Long-Term Executive Compensation Plans, as follows: Mr. Andrews, 40,582 shares; Mr. Bennett, 400,000 shares; Mr. Brown, 37,599 shares; Mr. Lauer, 16,000 shares; Mr. Lewis, 24,000 shares; Mr. Mazzini, 63,739 shares; and Mr. Seip, 48,000 shares.
(2)	These amounts reflect share unit balances in the Company’s Deferred Compensation Plan for Directors, the Company’s Deferred Compensation Plan for Executives and/or the 2008 Deferred Stock Unit Plan for Outside Directors. The value of the share units mirrors the value of the Company’s Common Stock. The share units do not have voting rights.
(3)	Includes 10,521 shares of restricted stock granted under the Company’s 2003 Long-Term Executive Compensation Plan, 3,548 shares held in the Employee Stock Purchase Plan (the “ESPP”), and 2,831 shares held in the Company’s Retirement Savings Plan.
(4)	Includes 128,720 shares of restricted stock granted under the Company’s 2003 Long-Term Executive Compensation Plan.
(5)	Includes 9,715 shares of restricted stock granted under the Company’s 2003 Long-Term Executive Compensation Plan, and 4,204 shares held in the ESPP.
(6)	As a Senior Managing Director of Breeden Capital Management LLC (“Breeden Capital”) from March 1, 2006 through July 30, 2010, under the Breeden Funds’ organizational documents, Mr. Shaw could not beneficially own any shares of a portfolio company such as H&R Block, except indirectly as a result of his shareholdings in the Breeden Funds. On July 31, 2010, Mr. Shaw

ceased to be employed as a Senior Managing Director of Breeden Capital and became a Senior Advisor to Breeden Capital. In this capacity, Mr. Shaw is no longer prohibited from owning shares of H&R Block stock.
(7)	Mr. Smyth resigned as President and CEO of the Company effective July 7, 2010.
(8)	Includes 12,452 shares of restricted stock granted under the Company’s 2003 Long-Term Executive Compensation Plan.
(9)	Includes shares held by certain family members of such directors and officers or in trusts or custodianships for such members (directly or through nominees) in addition to 629,920 shares which such directors and officers have the right to purchase as of July 31, 2011 pursuant to options granted in connection with the Company’s stock option plans.
(10)	All shares are held with sole voting and investment powers.

Principal Security Holders

The following table sets forth the name, address and share ownership of each person or organization known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company. The information provided is based upon Schedule 13G filings with the SEC.

	Shares
Name and Address	Beneficially	Percent of Common
of Beneficial Owner	Owned	Stock Outstanding
Orbis Investment Management Limited Orbis Asset Management Limited Orbis House, 25 Front Street Hamilton, HM11, Bermuda	26,211,355	8.6	%(1)

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	19,364,052	6.3	%(2)

Viking Global Investors LP 55 Railroad Avenue Greenwich, CT 06830	16,664,422	5.5	%(3)

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	16,313,587	5.34	%(4)

Prudential Financial, Inc. 751 Broad Street Newark, New Jersey 07102-3777	16,106,114	5.3	%(5)

(1)	Information as to the number of shares and the percent of Common Stock outstanding is as of December 31, 2010 and is furnished in reliance on the Schedule 13G of Orbis Investment Management Limited and Orbis Asset Management Limited (“Orbis”) filed on February 14, 2011. The Schedule 13G indicates that Orbis has sole voting power and sole dispositive power as to all shares reported.
(2)	Information as to the number of shares and the percent of Common Stock outstanding is as of December 31, 2010 and is furnished in reliance on the Schedule 13G of T. Rowe Price Associates, Inc. filed on February 9, 2011. The Schedule 13G indicates that T. Rowe Price has sole voting power as to 5,133,044 shares and sole dispositive power as to 19,290,552 shares.
(3)	Information as to the number of shares and the percent of Common Stock outstanding is as of March 21, 2011 and is furnished in reliance on the Schedule 13G of Viking Global Investors LP and related entities filed on March 31, 2011. The Schedule 13G indicates that Viking Global Investors LP and related entities share voting and dispositive power as to all shares reported.
(4)	Information as to the number of shares and the percent of Common Stock outstanding is as of December 31, 2010 and is furnished in reliance on the Schedule 13G of The Vanguard Group, Inc. filed on February 10, 2011. The Schedule 13G indicates that the number of shares beneficially owned includes 394,024 shares with sole voting power, 15,919,563 shares with sole dispositive power, and 394,024 shares with shared dispositive power.
(5)	Information as to the number of shares and the percent of Common Stock outstanding is as of December 31, 2010 and is furnished in reliance on the Schedule 13G of Prudential Financial, Inc. filed on February 8, 2011. The Schedule 13G indicates that Prudential Financial, Inc. has sole voting and dispositive power as to 1,551,088 shares, shared voting power as to 14,058,795 shares as a parent holding company, and shared dispositive power as to 14,555,026 shares as a parent holding company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and beneficial owners of more than 10% of any class of the Company’s equity securities to file reports of ownership and changes in ownership of the Company’s Common Stock. To the best of the Company’s knowledge, all required reports were filed on time and all transactions by the Company’s directors and executive officers were reported on time.

REVIEW OF RELATED PERSON TRANSACTIONS

The Board has adopted a Related Party Transaction Approval Policy (the “Policy”), which is in writing and is administered by the Company’s management and the Governance and Nominating Committee. Under the Policy, the Company’s management will determine whether a transaction meets the requirements of a Related Party Transaction. Upon such a determination, the Governance and Nominating Committee will review the material facts of the Related Party Transaction and either approve or ratify the transaction (subject to certain exceptions which are deemed pre-approved) taking into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than those generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction. If advance approval of a Related Party Transaction is not feasible, the Governance and Nominating Committee must ratify the transaction at its next regularly scheduled meeting or the transaction must be rescinded. No director who is a Related Party with respect to a Related Party Transaction may participate in any discussion or approval of such transaction, except that the director must provide all material information concerning the transaction to the Governance and Nominating Committee.

A “Related Party Transaction” is any transaction, arrangement or relationship, or any series of transactions, arrangements or relationships in which the Company or any of its subsidiaries is a participant, the amount involved will or may be expected to exceed $120,000 in any fiscal year, and a Related Party has or will have a direct or indirect interest.

A “Related Party” is any (1) executive officer as designated under Section 16 of the Securities Exchange Act of 1934, director, or nominee for election as a director, (2) greater than 5% beneficial owner of the Company’s Common Stock, or (3) immediate family member of any of the foregoing.

ALAN M. BENNETT TRANSITION SERVICES AGREEMENT

During fiscal year 2011, the Company was a party to a Related Party Transaction with Alan M. Bennett, a member of the Company’s Board of Directors and the then-current President and Chief Executive Officer of the Company. As discussed in the Compensation Discussion and Analysis on page 24, Mr. Bennett informed the Board in April 2011 that he was going to retire as President and Chief Executive Officer effective May 16, 2011 and that he was not going to stand for re-election to the Board at the Company’s annual meeting on September 14, 2011. The Board subsequently appointed William C. Cobb, a Director, to serve as the Company’s President and Chief Executive Officer following Mr. Bennett’s retirement.

In order to effectuate a smooth transition from Mr. Bennett to Mr. Cobb, the Board approved a Transition Services Agreement with Mr. Bennett dated April 27, 2011 (the “Transition Agreement”) regarding the provision of Mr. Bennett’s transition and consulting services following his retirement as President and Chief Executive Officer. The Transition Agreement was filed with the SEC as an exhibit to the Company’s Current Report on Form 8-K on April 29, 2011. Terms of the Transition Agreement include:

■	Mr. Bennett will remain employed through July 31, 2011, at his existing rate of base salary, to assist the Company in the effective transition of his job responsibilities, as determined by the President and Chief Executive Officer of the Company.

■	Mr. Bennett will not be eligible to participate in the Company’s short-term and long-term incentive compensation programs for fiscal year 2012.

■	Mr. Bennett will provide consulting services to the President and Chief Executive Officer of the Company from August 1, 2011 to July 31, 2012 (the “Consulting Period”) and receive a consulting fee of $15,000 per month (or $180,000 for the one-year Consulting Period).

■	Following the expiration of the Consulting Period, Mr. Bennett will be eligible to receive a one- time cash bonus, in the discretion of the Compensation Committee of the Board of the Directors of the Company and subject to the approval of the Company’s Board of Directors.

SHAREHOLDER PROPOSALS AND NOMINATIONS

For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2012 Annual Meeting pursuant to Rule 14a-8 of the SEC, the Company must receive notice at our offices at One H&R Block Way, Kansas City, Missouri 64105, Attention: Corporate Secretary, on or before April 4, 2012. Applicable SEC rules and regulations govern the submission of shareholder proposals and our consideration of them for inclusion in next year’s proxy statement and form of proxy.

Pursuant to the Company’s Bylaws, for any business not included in the proxy statement for the 2012 Annual Meeting to be brought before the meeting by a shareholder, the shareholder must give timely written notice of that business to the Corporate Secretary. To be timely, the notice must be received no later than June 18, 2012 (45 days prior to August 2, 2012). The notice must contain the information required by the Company’s Bylaws. Similarly, a shareholder wishing to submit a director nomination directly at an annual meeting of shareholders must deliver written notice of the nomination within the time period described in this paragraph and comply with the information requirements in our Bylaws relating to shareholder nominations.

A proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above. A copy of the Company’s Bylaws is available on our website at www.hrblock.com under the “Company” link and then under the heading “Investor Relations” and then “Corporate Governance,” or upon request to: H&R Block, Inc., One H&R Block Way, Kansas City, Missouri 64105, Attention: Corporate Secretary. The Chairman of the meeting may exclude matters that are not properly presented in accordance with the foregoing requirements.

The Board of Directors knows of no other matters which will be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

By Order of the Board of Directors
ANDREW J. SOMORA
Secretary

APPENDIX A

H&R BLOCK, INC.
2008 DEFERRED STOCK UNIT PLAN FOR OUTSIDE DIRECTORS

1. Purposes. The purposes of this 2008 Deferred Stock Unit Plan for Outside Directors are to attract, retain and reward experienced and qualified directors who are not employees of the Company or any Subsidiary of the Company, and to secure for the Company and its shareholders the benefits of stock ownership in the Company by those directors.

2. Definitions.

a. “Account” shall mean a recordkeeping account for each Recipient reflecting the number of Deferred Stock Units credited to such a Recipient.

b. “Beneficiary” or “Beneficiaries” shall mean the persons or trusts designated by a Recipient in writing pursuant to Section 10(a) of the Plan as being entitled to receive any benefit payable under the Plan by reason of the death of a Recipient, or, in the absence of such designation, the persons specified in Section 10(b) of the Plan.

c. “Board of Directors” shall mean the board of directors of the Company.

d. “Closing Price” shall mean the last reported market price for one share of Common Stock, regular way, on the New York Stock Exchange (or any successor exchange or stock market on which such last reported market price is reported) on the day in question. If such exchange or market is closed on the day on which Closing Price is to be determined or if there were no sales reported on such date, Closing Price shall be computed as of the last date preceding such date on which such exchange or market was open and a sale was reported.

e. “Code” shall mean the Internal Revenue Code of 1986, as amended.

f. “Common Stock” shall mean the common stock, without par value, of the Company.

g. “Company” shall mean H&R Block, Inc., a Missouri corporation.

h. “Deferred Stock Unit” shall mean the unit of measurement of a Recipient’s interest in the Plan.

i. “Director” shall mean a member of the Board of Directors of the Company or a member of the Board of Directors of any Subsidiary of the Company, as the case may be. With respect only to awards made within thirty (30) days after initial approval of this Plan by shareholders of the Company, Director shall include an individual who was a Director in June, 2008 and whose term expired at the 2008 annual meeting of shareholders at which this Plan was initially approved.

j. “Outside Director” shall mean a Director who is not an employee of the Company on the date of grant of the Deferred Stock Unit. As used herein, “employee of the Company” means any full-time employee of the Company, its subsidiaries and their respective divisions, departments and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries who is employed at least thirty-five (35) hours a week; provided, however, it is expressly understood that an employee of the Company does not include independent contractors or other persons not otherwise employed by the Company or any Subsidiary of the Company but who provide legal, accounting, investment banking or other professional services to the Company or any Subsidiary of the Company.

k. “Plan” shall mean this 2008 Deferred Stock Unit Plan for Outside Directors, as the same may be amended from time to time.

l. “Recipient” shall mean an Outside Director of the Company or any Subsidiary of the Company who has been granted a Deferred Stock Unit under the Plan or any person who succeeds to the rights of such Outside Director under this Plan by reason of the death of such Outside Director.

m. “Related Company” shall mean (i) any corporation that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) that includes that Company; and (ii) any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Code) with the Company (for purposes of applying Sections 414(b) and (c) of the Code, twenty-five percent (25%) is substituted for the eighty percent (80%) ownership level).

n. “Separation from Service” shall mean that a Director ceases to be a Director and it is not anticipated that the individual will thereafter perform services for the Company or a Related Company. For this purpose, services provided as an employee are disregarded if this Plan is not aggregated with any plan in which a Director participates as an employee pursuant to Treasury Regulation section 1.409A-1(c)(2)(ii).

o. “Subsidiary of the Company” shall mean a subsidiary of the Company, its divisions, departments, and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries.

3. Administration of the Plan. The Plan may be administered by the Board of Directors. A majority of the Board of Directors shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Board of Directors, shall be valid acts of the Board of Directors.

The Board of Directors shall have full power and authority to construe, interpret and administer the Plan and, subject to the other provisions of this Plan, to make determinations which shall be final, conclusive and binding upon all persons, including, without limitation, the Company, the shareholders of the Company, the Board of Directors, the Recipients and any persons having any interest in any Deferred Stock Units which may be granted under this Plan. The Board of Directors shall impose such additional conditions upon Deferred Stock Units granted under this Plan and the exercise thereof as may from time to time be deemed necessary or advisable, in the opinion of counsel to the Company, to comply with applicable laws and regulations. The Board of Directors from time to time may adopt rules and regulations for carrying out the Plan and written policies for implementation of the Plan. Such policies may include, but need not be limited to, the type, size and terms of Deferred Stock Units to be granted to Outside Directors.

4. Awards. The Board of Directors may, in its sole and absolute discretion, from time to time during the continuance of the Plan, (i) determine which Outside Directors shall be granted Deferred Stock Units under the Plan, (ii) grant Deferred Stock Units to any Outside Directors so selected, (iii) determine the date of grant, size and terms of Deferred Stock Units to be granted to Outside Directors of any Subsidiary of the Company (subject to Sections 7, 13 and 14 hereof, as the same may be hereafter amended), and (iv) do all other things necessary and proper to carry out the intentions of this Plan.

5. Eligibility. Deferred Stock Units may be granted to any Outside Director; however, no Outside Director or other person shall have any claim or right to be granted a Deferred Stock Unit under the Plan.

6. Credits. The number of Deferred Stock Units credited to a Recipient’s Account pursuant to an award shall equal the dollar amount of the award divided by the average Closing Price for the ten consecutive trading dates ending on the date of award. If a cash dividend is paid on Common Stock, a Recipient’s Account shall be credited with the number of Deferred Stock Units equal to the amount of dividend that would have been paid with respect to the Deferred Stock Units if they were shares of Common Stock, divided by the Closing Price on the date the dividends were paid. If a stock dividend is paid on Common Stock, a Recipient’s Account shall be credited with the same number of Deferred Stock Units as the number of shares of Common Stock the Recipient would have received as a dividend if the Deferred Stock Units credited to his Account were shares of Common Stock.

7. Stock Subject to the Plan. The total number of shares of Common Stock issuable under this Plan may not at any time exceed nine hundred thousand (900,000) shares, subject to adjustment as provided in Sections 16 and 17 hereof. Shares of Common Stock not actually issued pursuant to Deferred Stock Units shall be available for future awards of Deferred Stock Units. Shares of Common Stock to be delivered under the Plan may be either authorized but unissued Common Stock or treasury shares.

8. Vesting. All Deferred Stock Units credited to a Recipient’s Account shall be fully vested at all times.

9. Payment.

a. Time and Form of Payment Upon Separation from Service. If a Recipient has a Separation from Service for a reason other than death, payment of his Account shall be made in one lump sum on the six month anniversary of the date the Recipient had a Separation from Service. If the New York Stock Exchange (or any successor exchange or stock market on which shares of the Common Stock are traded) is not open on such day, then payment shall be made on the next day the New York Stock Exchange (or any successor exchange or stock market on which shares of the Common Stock are traded) is open.

b. Payment Following Death. If a Recipient dies prior to the payment in full of all amounts due him under the Plan, the balance of his Account shall be payable to his designated Beneficiary in a lump sum as soon as reasonably practical following death, but no later than ninety (90) days following the Recipient’s death. The beneficiary designation shall be revocable and must be made in writing in a manner approved by the Company.

c. Medium of Payment. Payment of a Director’s Account shall be made in shares of Common Stock. The number of shares of Common Stock issued shall equal the number, rounded up to the next whole number, of Deferred Stock Units credited to a Director’s Account.

10. Beneficiary.

a. Designation by Recipient. Each Recipient has the right to designate primary and contingent Beneficiaries for death benefits payable under the Plan. Such Beneficiaries may be individuals or trusts for the benefit of individuals. A beneficiary designation by a Recipient shall be in writing on a form acceptable to the Company and shall only be effective upon delivery to the Company. In the event a Recipient is married at the time he or she designates a beneficiary other than his or her spouse, such designation will not be valid unless the Recipient’s spouse consents in writing to such designation. A beneficiary designation may be revoked by a Recipient at any time by delivering to the Company either written notice of revocation or a new beneficiary designation form. The beneficiary designation form last delivered to the Company prior to the death of a Recipient shall control.

b. Failure to Designate Beneficiary. In the event there is no beneficiary designation on file with the Company, or all Beneficiaries designated by a Recipient have predeceased the Recipient, the benefits payable by reason of the death of the Recipient shall be paid to the Recipient’s spouse, if living; if the Recipient does not leave a surviving spouse, to the Recipient’s issue by right of representation; or, if there are no such issue then living, to the Recipient’s estate. In the event there are benefits remaining unpaid at the death of a sole Beneficiary and no successor Beneficiary has been designated, either by the Recipient or the Recipient’s spouse pursuant to Section 10(a), the remaining balance of such benefit shall be paid to the deceased Beneficiary’s estate; or, if the deceased Beneficiary is one of multiple concurrent Beneficiaries, such remaining benefits shall be paid proportionally to the surviving Beneficiaries.

11. Unfunded. This Plan is unfunded and payable solely from the general assets of the Company. The Recipients shall be unsecured creditors of the Company with respect to their interests in the Plan.

12. No Claim on Specific Assets. No Recipient shall be deemed to have, by virtue of being a Recipient, any claim on any specific assets of the Company such that the Recipient would be subject to income taxation on his or her benefits under the Plan prior to distribution and the rights of Recipients and Beneficiaries to benefits to which they are otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.

13. Continuation as Director. The Board of Directors shall require that a Recipient be an Outside Director at the time a Deferred Stock Unit is granted. The Board of Directors shall have the sole power to determine the date of any circumstances which shall constitute cessation as a Director and to determine whether such cessation is the result of death or any other reason.

14. Registration of Stock. No shares of Common Stock may be issued at any time when its exercise or the delivery of shares of Common Stock or other securities thereunder would, in the opinion of counsel for the Company, be in violation of any state or federal law, rule or ordinance, including any state or federal securities laws or any regulation or ruling of the Securities and Exchange Commission.

15. Non-Assignability. No Deferred Stock Unit granted pursuant to the Plan shall be transferable or assignable by the Recipient other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder; provided however, that a Recipient may transfer or assign a Deferred Stock Unit to an entity that is or was a shareholder of the Company at any time during which the Recipient served as a Director (a “Shareholder Entity”) if (i) the Recipient is affiliated with the manager of the investments made by such Shareholder Entity or otherwise serves as a Director at the Shareholder Entity’s discretion or request, and (ii) pursuant to the Shareholder Entity’s governance documents or any regulatory, contractual or other requirement, any consideration the Recipient may receive as compensation for serving as a Director must be transferred, assigned, surrendered or otherwise paid to the Shareholder Entity.

16. Dilution or Other Adjustments. In the event of any change in the capital structure of the Company, including but not limited to a change resulting from a stock dividend or split, or combination or reclassification of shares, the Board of Directors shall make such equitable adjustments with respect to the Deferred Stock Units or any provisions of this Plan as it deems necessary or appropriate, including, if necessary, any adjustment in the maximum number of shares of Common Stock subject to an outstanding Deferred Stock Unit.

17. Merger, Consolidation, Reorganization, Liquidation, Etc. If the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization or liquidation, the Board of Directors shall make such arrangements it deems advisable with respect to outstanding Deferred Stock Units, which shall be binding upon the Recipients of outstanding Deferred Stock Units, including, but not limited to, the substitution of new Deferred Stock Units for any Deferred Stock Units then outstanding, the assumption of such Deferred Stock Units and the termination of or payment for such Deferred Stock Units.

18. Costs and Expenses. The cost and expenses of administering the Plan shall be borne by the Company and not charged to any Deferred Stock Unit nor to any Recipient.

19. Deferred Stock Unit Agreements. The Board of Directors shall have the power to specify the form of Deferred Stock Unit agreements to be granted from time to time pursuant to and in accordance with the provisions of the Plan and such agreements shall be final, conclusive and binding upon the Company, the shareholders of the Company and the Recipients. No Recipient shall have or acquire any rights under the Plan except such as are evidenced by a duly executed agreement in the form thus specified.

20. No Shareholder Privileges. Neither the Recipient nor any person claiming under or through him or her shall be or have any of the rights or privileges of a shareholder of the Company in respect to any of the Common Stock issuable with respect to any Deferred Stock Unit, unless and until certificates evidencing such shares of Common Stock shall have been duly issued and delivered.

21. Guidelines. The Board of Directors shall have the power to provide guidelines for administration of the Plan and to make any changes in such guidelines as from time to time the Board deems necessary.

22. Amendment and Discontinuance. The Board of Directors shall have the right at any time during the continuance of the Plan to amend, modify, supplement, suspend or terminate the Plan, provided that (a) no amendment, supplement, modification, suspension or termination of the Plan shall in any material manner affect any Deferred Stock Unit of any kind theretofore granted under the Plan without the consent of the Recipient of the Deferred Stock Unit, unless such amendment, supplement, modification, suspension or termination is by reason of any change in capital structure referred to in Section 16 hereof or unless the same is by reason of the matters referred to in Section 17 hereof; (b) Section 409A of the Code is not violated thereby, and (c) if the Plan is duly approved by the shareholders of the Company, no amendment, modification or supplement to the Plan shall thereafter, in the absence of the approval of the holders of a majority of the shares of Common Stock present in person or by proxy at a duly constituted meeting of shareholders of the Company, (i) increase the aggregate number of shares which may be issued under the Plan, unless such increase is by reason of any change in capital structure referred to in Section 16 hereof, or (ii) change the termination date of the Plan provided in Section 23 hereof.

23. Termination. Deferred Stock Units may be granted in accordance with the terms of the Plan until September 4, 2018, on which date this Plan will terminate except as to Deferred Stock Units then outstanding hereunder, which Deferred Stock Units shall remain in effect until they have been paid out according to their terms.

24. Notices. Any notice permitted or required under the Plan shall be in writing and shall be hand delivered or sent, postage prepaid, by certified mail with return receipt requested, to the principal office of the Company, if to the Company, or to the address last shown on the records of the Company, if to a Recipient or Beneficiary. Any such notice shall be effective as of the date of hand delivery or mailing.

25. No Guarantee of Membership. Neither the adoption and maintenance of the Plan nor the award of Deferred Stock Units by the Company to any Director shall be deemed to be a contract between the Company and any Recipient to retain his or her position as a Director.

26. Withholding. The Company may withhold from any payment of benefits under the Plan such amounts as the Company determines are reasonably necessary to pay any taxes (and interest thereon) required to be withheld or for which the Company may become liable under applicable law. Any amounts withheld pursuant to this Section 26 in excess of the amount of taxes due (and interest thereon) shall be paid to the Recipient or Beneficiary upon final determination, as determined by the Company, of such amount. No interest shall be payable by the Company to any Recipient or Beneficiary by reason of any amounts withheld pursuant to this Section 26.

27. 409A Compliance. To the extent provisions of this Plan do not comply with 409A of the Code, the non-compliant provisions shall be interpreted and applied in the manner that complies with 409A of the Code and implements the intent of this Plan as closely as possible.

28. Release. Any payment of benefits to or for the benefit of a Recipient or Beneficiaries that is made in good faith by the Company in accordance with the Company’s interpretation of its obligations hereunder, shall be in full satisfaction of all claims against the Company for benefits under this Plan to the extent of such payment.

29. Captions. Article and section headings and captions are provided for purposes of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of the Plan.

30. Approval. This Plan shall take effect upon due approval by the Board of Directors and the shareholders of the Company.

H&R BLOCK, INC. ONE H&R BLOCK WAY KANSAS CITY, MO 64105

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on September 13, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by H&R Block, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on September 13, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to H&R Block, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M37570- P15154-Z56110	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

H&R BLOCK, INC.

The H&R Block, Inc. Board of Directors unanimously recommends a vote “FOR” all the director nominees listed below, “1 YEAR” for proposal 3, and “FOR” the other listed proposals.

1.	Election of Directors.		For	Against	Abstain

Nominees:

	1a.	Paul J. Brown	☐	☐	☐

	1b.	William C. Cobb	☐	☐	☐

	1c.	Marvin R. Ellison	☐	☐	☐

	1d.	Robert A. Gerard	☐	☐	☐

	1e.	David B. Lewis	☐	☐	☐

	1f.	Victoria J. Reich	☐	☐	☐

	1g.	Bruce C. Rohde	☐	☐	☐

	1h.	Tom D. Seip	☐	☐	☐

	1i.	Christianna Wood	☐	☐	☐

	1j.	James F. Wright	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on July 12, 2011 as the record date for determining shareholders of the Company entitled to notice of and to vote at the meeting.

		For	Against	Abstain

2.	The approval of an advisory proposal on the Company’s executive compensation.	☐	☐	☐

		1 Year	2 Years	3 Years	Abstain

3.	The approval of an advisory vote on the frequency of future advisory votes on the Company’s executive compensation.	☐	☐	☐	☐

		For	Against	Abstain

4.
The approval of an amendment to the 2008 Deferred Stock Unit Plan for Outside Directors to increase the aggregate number of shares of Common Stock issuable under the Plan by 600,000 shares, from 300,000 shares to 900,000 shares.
		☐	☐	☐

5.	The approval of the material terms of performance goals for performance shares issued pursuant to the 2003 Long-Term Executive Compensation Plan.	☐	☐	☐

6.	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent accountants for the fiscal year ending April 30, 2012.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on September 14, 2011: The 2011 Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

M37571– P15154–Z56110

One H&R Block Way
Kansas City, Missouri 64105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 14, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE HEREOF. IF SIGNED WITHOUT MAKING SUCH SPECIFICATIONS, IT WILL BE VOTED FOR ALL NOMINEES, 1 YEAR FOR PROPOSAL 3, AND FOR ALL OTHER PROPOSALS.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders dated August  2, 2011 and accompanying Proxy Statement, and hereby appoints Robert A. Gerard, Bruce C. Rohde, and David Baker Lewis and each of them, the proxies (acting by a majority, or if only one be present, then that one shall have all of the powers hereunder), each with full power of substitution, for and in the name of the undersigned to represent and to vote all shares of common stock of H&R BLOCK, INC., a Missouri corporation, of the undersigned at the Annual Meeting of Shareholders of said corporation to be held at the Copaken Stage of the Kansas City Repertory Theatre in the H&R Block Center, located at One H&R Block Way (corner of 13th Street and Walnut), Kansas City, Missouri, on Wednesday, September 14, 2011, at 9:00 a.m. central time, and at any adjournment or postponement thereof, and, without limiting the authority herein above given, said proxies or proxy are expressly authorized to vote in accordance with the undersigned’s direction as to those matters set forth on the reverse side hereof and in accordance with their best judgment in connection with the transaction of such other business, if any, as may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)